Exhibit 10.1
SEVENTH AMENDMENT TO THIRD AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT

THIS SEVENTH AMENDMENT TO THIRD AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT (this “Amendment”), is made and entered into as of March 30, 2010, by and among HEALTHWAYS, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions from time to time party hereto (collectively, the “Lenders”) and SUNTRUST BANK, in its capacity as Administrative Agent for the Lenders (the “Administrative Agent”), and as the Issuing Bank and the Swingline Lender.

W I T N E S S E T H:

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to a certain Third Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 1, 2006, as amended by that First Amendment to Third Amended and Restated Revolving Credit and Term Loan Agreement, dated as of February 20, 2007, as amended by that Second Amendment to Third Amended and Restated Revolving Credit and Term Loan Agreement, dated as of April 11, 2007, as amended by that Third Amendment to Third Amended and Restated Revolving Credit and Term Loan Agreement, dated as of July 16, 2007, as amended by that Fourth Amendment to Third Amended and Restated Revolving Credit and Term Loan Agreement, dated as of August 15, 2008, as amended by that Fifth Amendment to Third Amended and Restated Revolving Credit and Term Loan Agreement, dated as of August 22, 2008, as amended by that Sixth Amendment to Third Amended and Restated Revolving Credit and Term Loan Agreement, dated as of March 5, 2009 (as further amended, restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Existing Credit Agreement), pursuant to which the Lenders have made certain financial accommodations available to the Borrower;

WHEREAS, the Borrower has requested certain amendments to the Existing Credit Agreement, including without limitation the extension of the Revolving Commitment Termination Date for up to $400,000,000 of the Revolving Commitments to December 1, 2013; subject to the terms and conditions hereof, the requisite Lenders are willing to agree to such amendments, and the parties hereto have agreed to effect such amendments through an amendment and restatement of the Existing Credit Agreement;

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, parties hereto agree as follows:

1. Amendment and Restatement. Effective as of the Fourth Restatement Date (as such term is defined in the Restated Credit Agreement), the Existing Credit Agreement is hereby amended and restated in the form of Exhibit A hereto (the Existing Credit Agreement, as so amended and restated, being referred to as the “Restated Credit Agreement”).

2.	Revolving Commitments.

(a)           Exhibit B hereto sets forth for each Lender (i) its Revolving Commitment under the Existing Credit Agreement immediately prior to giving effect to this Amendment, (ii) the amount, if any, of its Revolving Commitment that will be a Non-Extended Revolving Commitment and (iv) the amount, if any, of its Revolving Commitment that such Lender is converting to an Extended Revolving Commitment.  To the extent any Lender has not elected to convert any of its Revolving Commitment to an Extended Revolving Commitment, all of its Revolving Commitment under the Existing Credit Agreement immediately prior to giving effect to this Amendment shall be deemed to be a Non-Extended Revolving Commitment immediately upon this Amendment becoming effective.

(b)           Immediately upon this Amendment becoming effective, (i) the principal amount of all Revolving Loans outstanding under the Existing Credit Agreement shall be deemed to be outstanding ratably between the Extended Revolving Commitments and the Non-Extended Revolving Commitments,  (ii) the Borrower shall be deemed to have requested one or more Borrowings under the Extended Revolving Commitments in an aggregate amount equal to the aggregate outstanding Non-Extended Revolving Loans under the Non-Extended Revolving Commitments and (iii) the proceeds of such Borrowings shall be applied to repay such Non-Extended Revolving Loans under the Non-Extended Revolving Commitments on the date hereof, or to the extent that repayment of any Non-Extended Revolving Loan on the date hereof would result in any payment under Section 2.20, then on the last day of the Interest Period for such Non-Extended Revolving Loans (and funding of the corresponding Borrowing(s) shall not occur until such date).

(c)           Immediately upon this Amendment becoming effective, all Letters of Credit issued and outstanding under the Credit Agreement shall be deemed to be issued and outstanding under the Extended Revolving Commitments, each Extended Revolving Lender shall be deemed to have purchased a participation in the related LC Exposure equal to its Pro Rata Share (based on its Extended Revolving Commitment and the Aggregate Extended Revolving Commitment Amount) thereof, and any participation in the LC Exposure held by the Non-Extended Revolving Lenders shall immediately terminate and be of no further force and effect.

3. Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Lenders hereunder, it is understood and agreed that this Amendment shall not become effective, and the Borrower shall have no rights under this Amendment, unless and until:

(a)           each of the conditions set forth in Section 3.1 of the Restated Credit Agreement is satisfied (or waived in accordance with Section 10.2 of the Existing Credit Agreement); and

(b)           the Administrative Agent shall have received (i) executed counterparts of this Amendment from the Borrower and (ii) written authorization from the Required Lenders to execute this Amendment and (iii) Extended Revolving Commitments (as such term is defined in the Restated Credit Agreement) in an aggregate committed principal amount of at least $250,000,000.

4. Effect of Amendment.  Except as set forth expressly herein, all terms of the Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Borrower to the Lenders and the Administrative Agent.  This Amendment shall constitute a Loan Document for all purposes of the Restated Credit Agreement.

5. Governing Law.   This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

6. No Novation.  This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement or an accord and satisfaction in regard thereto.

7. Costs and Expenses.  The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Administrative Agent with respect thereto.

8. Counterparts.  This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument.  Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.

9. Binding Nature.  This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.

10. Entire Understanding.  This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

[Signature Pages To Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

                         HEALTHWAYS, INC.

                                                                          By: _________________________________
                                                                          Name:           Alfred Lumsdaine
                                                                          Title:           Chief Accounting Officer

ADMINISTRATIVE AGENT:

SUNTRUST BANK, as Administrative Agent

By:_________________________________
Name:
Title:

Exhibit A

FOURTH AMENDED AND RESTATED

REVOLVING CREDIT AND TERM LOAN AGREEMENT

Dated as of March 30, 2010

Among

HEALTHWAYS, INC.
as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

JPMORGAN CHASE BANK, N.A. and
FIFTH THIRD BANK, N.A.
as Co-Syndication Agents,

U.S. BANK NATIONAL ASSOCIATION
REGIONS BANK
as Co-Documentation Agents

and

SUNTRUST BANK
as Administrative Agent

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SUNTRUST ROBINSON HUMPHREY, INC. AND
U.S. BANK NATIONAL ASSOCIATION,
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

[Table of Contents]

FOURTH AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT

THIS FOURTH AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT (this “Agreement”) is made and entered into as of March 30, 2010, by and among HEALTHWAYS, INC., a Delaware corporation (the “Borrower”), the several banks and financial institutions from time to time party hereto (the “Lenders”), the issuing banks from time to time party hereto (each, an “Issuing Bank”) and SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”), and as swingline lender (the “Swingline Lender”).
W I T N E S S E T H:

WHEREAS, the Borrower, SunTrust Bank, as Administrative Agent, and the Lenders are parties to that certain Third Amended and Restated Revolving Credit Loan Agreement dated December 1, 2006 (as heretofore amended or modified from time to time, the “Existing Credit Agreement”) which established (x) a $400,000,000 revolving credit facility with a swingline facility of $10,000,000 and a letter of credit sub-facility for an aggregate stated amount equal to $75,000,000 and (y) a $200,000,000 term loan B facility;

WHEREAS, the Borrower has requested certain amendments to the Existing Credit Agreement, including the extension of the Revolving Commitment Termination Date for up to $400,000,000 of the Revolving Commitments to December 1, 2013; subject to the terms and conditions hereof, the requisite Lenders are willing to agree to such amendments, and the parties hereto have agreed to effect such amendments through an amendment and restatement of the Existing Credit Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree that the Existing Credit Agreement is amended and restated in its entirety as follows:

        ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1 Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Currencies” shall mean Dollars, Pounds, Euros, and such other foreign currencies freely convertible into Dollars as agreed upon by the Borrower, the relevant Issuing Bank and the Administrative Agent.

“Acquisition” shall mean (a) any Investment by the Borrower or any of its Subsidiaries in any other Person pursuant to which such Person shall become a Subsidiary of the Borrower or any of its Subsidiaries or shall be merged with the Borrower or any of its Subsidiaries or (b) any acquisition by the Borrower or any of its Subsidiaries of the assets of any Person (other than a Subsidiary of the Borrower) that constitute all or substantially all of the assets of such Person or comprise a business unit of such Person. With respect to a determination of the amount of an Acquisition, such amount shall include all consideration (including any deferred payments) set forth in the applicable agreements governing such Acquisition as well as the assumption of any Indebtedness in connection therewith.

“Additional Lender” shall have the meaning given to such term in Section 2.25.

“Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Borrowing, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage, to the extent Eurodollar reserves are maintained.

“Administrative Agent” shall have the meaning assigned to such term in the opening paragraph hereof.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affected Lender” shall have the meaning assigned to such term in Section 2.26.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.  For purposes of this definition “Control” shall mean the power, directly or indirectly, either to (i) vote 10% or more of securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  The terms “Controlling”, “Controlled by”, and “under common Control with” have meanings correlative thereto.

“Aggregate Extended Revolving Commitment Amount” shall mean the aggregate principal amount of the Extended Revolving Commitments from time to time.  On the Fourth Restatement Date, the Aggregate Extended Revolving Commitment Amount equals $345,000,000.

“Aggregate Non-Extended Revolving Commitment Amount” shall mean the aggregate principal amount of the Non-Extended Revolving Commitments from time to time.  On the Fourth Restatement Date, the Aggregate Non-Extended Revolving Commitment Amount equals $55,000,000.

“Aggregate Revolving Commitments” shall mean, collectively, all Extended Revolving Commitments and Non-Extended Revolving Commitments.

“Anti-Terrorism Order” shall mean Executive Order 13224, signed by President George W. Bush on September 24, 2001.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean (x) with respect to all Term Loans outstanding on any date, a Base Rate Margin of 0.00% per annum and a Eurodollar Rate Margin of 1.50% per annum, (y) with respect to all Non-Extended Revolving Loans outstanding on any date, the Base Rate Margin or the Eurodollar Rate Margin, as applicable, equal to a percentage per annum set forth in the Non-Extended Revolving Commitment Pricing Grid determined by reference to the applicable ratio of Consolidated Total Funded Debt to Consolidated EBITDA in effect on such date (for the four Fiscal Quarter period then most recently ended), and (z) with respect to all Extended Revolving Loans outstanding on any date, the Base Rate Margin or the Eurodollar Rate Margin, as applicable, equal to a percentage per annum set forth in the Extended Revolving Commitment Pricing Grid determined by reference to the applicable ratio of Consolidated Total Funded Debt to Consolidated EBITDA in effect on such date (for the four Fiscal Quarter period then most recently ended); provided, that a change in the applicable Eurodollar Rate Margin or Base Rate Margin for Revolving Loans resulting from a change in the ratio of Consolidated Total Funded Debt to Consolidated EBITDA shall be effective on the second Business Day after which the Borrower delivers the financial statements required by Section 5.1(a) or (b), as applicable, and the compliance certificate required by Section 5.1(d); provided further, that if at any time the Borrower shall have failed to deliver such financial statements and such certificate, (x) the Eurodollar Rate Margin and Base Rate Margin for Non-Extended Revolving Loans shall be at Level VI of the Non-Extended Revolving Commitment Pricing Grid and (y) the Eurodollar Rate Margin and Base Rate Margin for Extended Revolving Loans shall be at Level VI as set forth in the Extended Revolving Commitment Pricing Grid, in each case until such time as such financial statements and certificate are delivered, at which time the Eurodollar Rate Margin and Base Rate Margin for all Revolving Loans shall be determined as provided above.   Notwithstanding the foregoing, the Eurodollar Rate Margin and Base Rate Margin for Revolving Loans from the Fourth Restatement Date until the financial statements and compliance certificate for the Fiscal Quarter ending on March 31, 2010 is delivered shall be at Level III of the Non-Extended Revolving Commitment Pricing Grid and the Extended Revolving Commitment Pricing Grid, as the case may be.

“Applicable Percentage” shall mean, (x) with respect to the commitment fee for Non-Extended Revolving Commitments, as of any date, the percentage per annum as set forth in the Non-Extended Revolving Commitment Pricing Grid determined by reference to the applicable ratio of Consolidated Total Funded Debt to Consolidated EBITDA in effect on such date (for the four Fiscal Quarter period then most recently ended), (y) with respect to the commitment fee for Extended Revolving Commitments, as of any date, the percentage per annum as set forth in the Extended Revolving Commitment Pricing Grid determined by reference to the applicable ratio of Consolidated Total Funded Debt to Consolidated EBITDA in effect on such date (for the four Fiscal Quarter period then most recently ended) and (z) with respect to the letter of credit fee, as of any date, the percentage per annum as set forth in the Extended Revolving Commitment Pricing Grid determined by reference to the applicable ratio of Consolidated Total Funded Debt to Consolidated EBITDA in effect on such date (for the four Fiscal Quarter period then most recently ended); provided, that a change in the Applicable Percentage resulting from a change in the ratio of Consolidated Total Funded Debt to Consolidated EBITDA shall be effective on the second Business Day after which the Borrower delivers the financial statements required by Section 5.1(a) or (b), as applicable, and the compliance certificate required by Section 5.1(d); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such certificate, (x) the Applicable Percentage for Non-Extended Revolving Commitments shall be at Level VI of the Non-Extended Revolving Commitment Pricing Grid, (y) Applicable Percentage for Extended Revolving Commitments shall be at Level VI of the Extended Revolving Commitment Pricing Grid and (z) the Applicable Percentage for Letter of Credit Fees shall be at Level VI of the Extended Revolving Commitment Pricing Grid, in each case until such time as such financial statements and certificate are delivered, at which time the Applicable Percentage shall be determined as provided above.  Notwithstanding the foregoing, the Applicable Percentage for both the commitment fee and the letter of credit fee from the Fourth Restatement Date until the financial statement and compliance certificate for the Fiscal Quarter ending on March 31, 2010 is delivered shall be at Level III of the Non-Extended Revolving Commitment Pricing Grid and the Extended Revolving Commitment Pricing Grid, as the case may be.

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” shall mean any Disposition or series of related Dispositions of any asset(s) of the Borrower or any of its Subsidiaries, excluding any such Disposition permitted by Section 7.6.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b) herein) and accepted by the Administrative Agent, in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.

“Assignment and Security Agreement” shall mean the Amended and Restated Assignment and Security Agreement, dated December 1, 2006, executed by the Borrower and its Domestic Subsidiaries in favor of the Administrative Agent for the benefit of the Lenders in accordance with the terms hereof.

"Availability" shall mean, at any time, (i) with respect to any Non-Extended Revolving Commitments, the committed principal amount of the Non-Extended Revolving Commitments at such time, less the aggregate Non-Extended Revolving Credit Exposure at such time and (ii) with respect to any Extended Revolving Commitments, the committed principal amount of the Extended Revolving Commitments at such time, less the aggregate Extended Revolving Credit Exposure at such time.

“Bank Product Amount” shall have the meaning set forth in the definition of “Bank Product Provider”.

“Bank Product Obligations” shall mean, collectively, all obligations and other liabilities of the Loan Parties to Bank Product Providers incurred with respect to Bank Products.

“Bank Product Provider” means any Person that, at the time it provides any Bank Products to any Loan Party, (i) is a Lender or an Affiliate of a Lender, (ii) has been designated by the Borrower in writing to the Administrative Agent as a “Bank Product Provider” under this Agreement and (iii) in a writing executed by such Person and the Borrower has provided the Administrative Agent with (x) a description of such Bank Product, (y) the maximum dollar amount of obligations arising thereunder (the “Bank Product Amount”) and (z) the methodology to be used by such parties in determining the obligations under such Bank Product from time to time.  In no event shall any Bank Product Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Bank Products except that each reference to the term “Lender” in Article IX and Section 10.4 shall be deemed to include such Bank Product Provider, and in no event shall the approval of any such person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent.  The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Bank Product Provider and the Borrower. No Bank Product Amount may be established at any time that a Default or Event of Default exists.

“Bank Products” shall mean, collectively, any of the following services provided to any Loan Party by any Bank Product Provider: (a) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts, and (b) card services, including credit card (including purchasing card and commercial card), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services.

“Base Rate” when used in reference to any Loan or Borrowing shall mean the highest of (i) the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time, (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum or (iii) the Adjusted LIBO Rate determined on a daily basis for an Interest Period of one (1) month (any changes in such rates to be effective as of the date of any change in such rate), plus one and one-half percent (1.50%) per annum, and refers to whether such Loan or Loans comprising such Borrowing bears interest at a rate determined by reference to the Base Rate.  The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent’s prime lending rate. Each change in the Administrative Agent’s prime lending rate shall be effective from and including the date such change is publicly announced as being effective.

“Base Rate Margin” shall mean the Applicable Margin for Base Rate Loans.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph hereof.

“Borrowing” shall mean a borrowing consisting of (i) Loans of the same Class, Tranche and Type, made, converted or continued on the same date and in case of Eurodollar Loans, as to which a single Interest Period is in effect, or (ii) a Swingline Loan.

“Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia or New York, New York are authorized or required by law to close,  (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which dealings in Dollars are carried on in the London interbank market, (iii) if such day relates to a Letter of Credit in Euros or a notice with respect to the foregoing, any day on which the TARGET payment system is open for the settlement of payments in Euros or (iv) if such day relates to a Letter of Credit in any currency other than Euros and Dollars or a notice with respect to the foregoing, any day on which dealings in such currency are carried on in the interbank market in London and in the country of issue of the applicable currency.

“Calculation Date” means: (i) each date of issuance of a Letter of Credit denominated in an Acceptable Currency other than Dollars, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Issuing Bank under any Letter of Credit denominated in an Acceptable Currency other than Dollars, (iv) the last Business Day of each calendar quarter, and (v) during any period that cash collateral is required to be maintained pursuant to Section 2.24(g), any date that the Administrative Agent or the Foreign Currency Issuing Bank determines that the value of such cash collateral is less than the Dollar Equivalent of the LC Exposure on such date.

“Capital Expenditures” shall mean for any period, without duplication, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Borrower and its Subsidiaries during such period; provided, however, that “Capital Expenditures” shall not include any amounts paid to consummate an acquisition permitted hereby.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934); provided, however, that “Capital Stock” shall not include any such “equity security” that is characterized as such solely because it is convertible into a security that otherwise would constitute an “equity security” unless and until such time as it is so converted.

“Cash Collateralize” shall mean, in respect of any obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in Dollars with the Administrative Agent pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” has a corresponding meaning).

“Change in Control” shall mean the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrower to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 35% or more of the outstanding shares of the voting stock of the Borrower; or (c) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of Continuing Directors.

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) or any Issuing Bank (or for purposes of Section 2.19(b), by such Lender’s or such Issuing Bank’s holding company, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Term Loans and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or a Swingline Commitment.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived in accordance with Section 10.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Collateral” shall mean all tangible and intangible property, real and personal, of any Loan Party that is the subject of a Lien granted, or purported to be granted, pursuant to a Loan Document to the Administrative Agent for the benefit of the Lenders to secure the whole or any part of the Obligations or any Guarantee thereof.

“Commitment” shall mean a Non-Extended Revolving Commitment, an Extended Revolving Commitment or a Swingline Commitment or any combination thereof (as the context shall permit or require).

“Consolidated EBITDA” shall mean, for the Borrower and its Subsidiaries for any period, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation and amortization (iv) all other non-cash charges (including non-cash expenses related to equity based compensation, but excluding any such other non-cash charge to the extent that it represents an accrual of or reserve for future cash payments), and (v) expenses attributable to the settlement or other satisfaction and discharge of liabilities associated with the 1994 Litigation incurred during such period in an aggregate amount not to exceed $40,000,000, determined on a consolidated basis in accordance with GAAP in each case for such period.  Except for purposes of calculating Excess Cash Flow, Consolidated EBITDA shall include the pro forma EBITDA of any Acquisition annualized from the date of acquisition for a period not to exceed four Fiscal Quarters so long as the calculation thereof is done in a manner reasonably calculated to be consistent with GAAP and such calculation is detailed in the supporting calculations to a covenant compliance certificate as detailed and measured to the Administrative Agent's reasonable satisfaction.

“Consolidated Fixed Charges” shall mean, for the Borrower and its Subsidiaries for any period of four consecutive Fiscal Quarters, the sum (without duplication) of (a) Consolidated Interest Expense paid in cash for such period, (b) scheduled principal payments made on Consolidated Total Debt during such period and (c) Restricted Payments paid in cash during such period to the extent that such Restricted Payments exceed $30,000,000 in the aggregate during such period (and only to the extent of the excess).

“Consolidated Interest Expense” shall mean, for the Borrower and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, the sum of (i) total interest expense, including the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) with respect to Hedging Transactions during such period (whether or not actually paid or received during such period).

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets and (iii) any equity interest of the Borrower or any Subsidiary of the Borrower in the unremitted earnings of any Person that is not a Subsidiary, (iv) any income attributable to any minority interest in a Subsidiary held by a Person other than the Borrower or a Subsidiary and (v) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary on the date that such Person’s assets are acquired by the Borrower or any Subsidiary.

“Consolidated Net Worth” shall mean, as of any date, (i) the total assets of the Borrower and its Subsidiaries that would be reflected on the Borrower’s consolidated balance sheet as of such date prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries, minus (ii) the sum of (x) the total liabilities of the Borrower and its Subsidiaries that would be reflected on the Borrower’s consolidated balance sheet as of such date prepared in accordance with GAAP and (y) the amount of any write-up in the book value of any assets resulting from a revaluation thereof or any write-up in excess of the cost of acquired assets reflected on the consolidated balance sheet of the Borrower as of such date prepared in accordance with GAAP, however, the purchase price for goodwill in connection with an Acquisition shall not be deemed a write-up in excess of costs under this clause (y).

“Consolidated Total Debt” shall mean, as of any date of determination, all Indebtedness of the Borrower and its Subsidiaries that would be reflected on a consolidated balance sheet of the Borrower prepared in accordance with GAAP as of such date.

“Consolidated Total Funded Debt” shall mean at any time, without duplication, all then currently outstanding obligations, liabilities and indebtedness of Borrower and its Subsidiaries on a consolidated basis of the types described in the definition of Indebtedness herein (except subsections (vi), (vii) and (xi) of such definition, but including all Loans and Letters of Credit).

“Continuing Directors” shall mean, with respect to any period, individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.14(c).

“Defaulting Lender” shall mean, at any time, any Extended Revolving Lender as to which the Administrative Agent has notified the Borrower that (i) such Extended Revolving Lender has failed for three or more Business Days to comply with its obligations under this Agreement to make a Revolving Loan and/or to make a payment to an Issuing Bank in respect of a Letter of Credit or to the Swingline Lender in respect of a Swingline Loan (each a “funding obligation”), (ii) such Extended Revolving Lender has notified the Administrative Agent, or has stated publicly, that it will not comply with any such funding obligation hereunder, or has defaulted on, its obligation to fund generally under any other loan agreement, credit agreement or other financing agreement, (iii) such Extended Revolving Lender has, for three or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder, or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Extended Revolving Lender.  The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Disposition” shall mean any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition of property, and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollar Equivalent” means, on any date of determination (i) with respect to any amount denominated in Dollars, such amount, and (ii) with respect to any amount denominated in any currency other than Dollars, the equivalent in Dollars of such amount, determined by the Administrative Agent or the relevant Issuing Bank using the applicable Exchange Rate with respect to such currency at the time in effect pursuant to Section 10.17 or as otherwise expressly provided herein.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is organized under the laws of the United States of America, any state thereof or the District of Columbia.

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources or the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro” or “E” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation for the introduction of, changeover to or operation of the Euro in one or more member states.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Rate Margin” shall mean the Applicable Margin for Eurodollar Loans.

“Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

“Event of Default” shall have the meaning provided in Section 8.1.

“Excess Cash Flow” shall mean, for any Fiscal Year, without duplication, (a) Consolidated EBITDA minus (b) the sum of (i) Consolidated Interest Expense paid in cash, (ii) principal payments made in respect of Consolidated Total Funded Debt (including voluntary and mandatory prepayments of Consolidated Total Funded Debt) but excluding principal payments in respect of any revolving credit indebtedness except to the extent there is a corresponding reduction in the commitment(s) to make future advances, (iii) income tax expense paid in cash, (iv) Capital Expenditures paid in cash and (v) Restricted Payments paid in cash to the extent permitted under Section 7.5, plus (c) as applicable, extraordinary cash gains, in each case measured for such Fiscal Year for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Exchange Rate” means on any day, with respect to any applicable Acceptable Currency other than Dollars, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 A.M. on such day on the applicable page of the Bloomberg Service reporting the exchange rates for such currency.  In the event such exchange rate does not appear on the applicable page of such service, the Exchange Rate shall be determined by reference to such other publicly available services for displaying currency exchange rates as may be agreed upon by the Administrative Agent, the relevant Foreign Currency Issuing Bank and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be determined by the Administrative Agent and the relevant Foreign Currency Issuing Bank, as applicable, based on current market spot rates in accordance with the provisions of Section 10.16; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent or the relevant Issuing Bank, as applicable, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error; provided further that the relevant Foreign Currency Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit issued by such Foreign Currency Issuing Bank that is denominated in an Acceptable Currency other than Dollars.

“Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income, excise or franchise taxes imposed on (or measured by) its net income or assets by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, or by any other jurisdiction, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.26), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.21(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.21(a).

“Executive Summary” shall mean the Confidential Executive Summary dated March 2010 relating to the Borrower and the transactions contemplated by this Agreement and the other Loan Documents.

“Existing Credit Agreement” shall have the meaning assigned to such term in the preamble.

“Existing Letters of Credit” shall mean collectively those outstanding letters of credit issued by an Issuing Bank for the account of Borrower or its Subsidiaries as set forth in Schedule 2.24.  Such letters of credit shall be deemed issued under the Extended Revolving Commitments pursuant to Section 2.24 as of the Fourth Restatement Date.

“Extended Revolving Availability Period” shall mean the period from the Closing Date to the Extended Revolving Commitment Termination Date.

“Extended Revolving Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make Extended Revolving Loans to the Borrower and to purchase participations in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth opposite such Lender’s name on Schedule II directly below the column entitled “Extended Revolving Commitment” or in the Assignment and Acceptance pursuant to which such Lender assumed its Extended Revolving Commitment, as applicable, as the same may be increased or reduced pursuant to the terms of this Agreement or through assignments by such Lender pursuant to Section 10.4.

“Extended Revolving Commitment Pricing Grid” shall mean the “Pricing Grid for Extended Revolving Commitments” set forth in Part B of Schedule I attached hereto.

“Extended Revolving Commitment Termination Date” shall mean the earliest of (i) December 1, 2013, (ii) the date on which the Extended Revolving Commitments are terminated pursuant to Section 2.10 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Extended Revolving Credit Exposure” shall mean, for any Lender, the sum of the outstanding principal amount of the Dollar Equivalent of such Lender’s Extended Revolving Loans, LC Exposure and Swingline Exposure.

“Extended Revolving Borrowing” shall mean a Borrowing comprised of Extended Revolving Loans.

“Extended Revolving Lender” shall mean a Lender with an Extended Revolving Commitment.

“Extended Revolving Loans” shall mean the revolving loans made by the Extended Revolving Lenders to the Borrower pursuant to Section 2.2(b). Each Extended Revolving Loan shall be a Eurodollar Loan or a Base Rate Loan.

 “Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.

“Fiscal Year” shall mean any fiscal year of the Borrower.

“Fixed Charge Coverage Ratio” shall mean, for any period of four consecutive Fiscal Quarters, the ratio of (a) Consolidated EBITDA for such period less the actual amount paid by the Borrower and its Subsidiaries in cash during such period on account of Capital Expenditures and income taxes to (b) Consolidated Fixed Charges for such period.

“Foreign Currency Issuing Bank” shall mean any Issuing Bank that issues a Letter of Credit in an Acceptable Currency other than Dollars, but only while such Letter of Credit is outstanding.

“Foreign Currency Sublimit” shall mean an aggregate amount of Acceptable Currencies (other than Dollars) having a Dollar Equivalent of $5,000,000.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Foreign Subsidiary” shall mean any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Fourth Restatement Date” shall mean March 30, 2010.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge/Cash Management Exposure” shall mean, collectively, all Hedging Obligations owed to Lender-Related Hedge Providers and all Bank Product Obligations owed to Bank Product Providers, including all agreements related thereto, in each case if and only for so long as all security therefor also secures all amounts owed under the Loan Documents.

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions.

“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange hedging transaction, rate cap transaction, rate floor transaction, rate collar transaction,  currency swap transaction, cross-currency rate swap transaction, currency option or spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided that for purposes of Section 8.1(f), trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above and (xi) below, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (x) Off-Balance Sheet Liabilities of such Person, and (xi) all Hedging Obligations.  The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that applicable law or the terms of such Indebtedness provide that such Person is not liable therefor.

    “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

           “Interest Period” shall mean with respect to any Eurodollar Borrowing, a period of one, two, three or six months, as the Borrower may request (and the Swingline Lender may agree in accordance with Section 2.5 for a Swingline Loan); provided, that:

               (i)           the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day following the day on which the next preceding Interest Period expires;

               (ii)           if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless, in the case of a Eurodollar Borrowing, such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

     (iii)           any Interest Period in respect of a Eurodollar Borrowing that begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month;

                      (iv)           each principal installment of the Term Loans shall have an Interest Period ending on or before the corresponding installment payment date and the remaining principal balance (if any) of the Term Loans shall have an Interest Period determined as set forth above; and

                      (v)           no Interest Period applicable to Non-Extended Revolving Loans may extend beyond the Non-Extended Revolving Commitment Termination Date; no Interest Period applicable to Extended Revolving Loans may extend beyond the Extended Revolving Commitment Termination Date; and no Interest Period applicable to Term Loans may extend beyond the Maturity Date.

“Investments” shall have the meaning assigned to such term in Section 7.4. For purposes of Section 7.4, the amount of an Investment as of any date of determination shall be the fair market value of the consideration paid in respect of such Investment at the time such Investment was made, less the aggregate amount of any repayments, return of capital, proceeds of disposition and other similar amounts received in respect of such Investment on or before the date of determination.

“Issuing Bank” shall mean each of SunTrust Bank, Bank of America, N.A. and each other Lender agreeing with the Borrower, and approved by the Administrative Agent (such approval not to be withheld unreasonably), to act as an Issuing Bank in respect of a Letter of Credit requested by the Borrower to be issued under this Agreement, provided, that any bank guarantees that are issued in an Acceptable Currency other than Dollars shall be issued by a foreign branch of such Foreign Currency Issuing Bank.

“LC Commitment” shall mean that portion of the Extended Revolving Commitments that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed $75,000,000.

“LC Disbursement” shall mean a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Documents” shall mean all applications, agreements and instruments relating to the Letters of Credit.

“LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Extended Revolving Lender shall be its Pro Rata Share (based upon its Extended Revolving Commitment) of the total LC Exposure at such time.

“Lead Arrangers” shall mean SunTrust Robinson Humphrey, Inc. and U.S. Bank National Association.

“Lender Insolvency Event” shall mean that (i) an Extended Revolving Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) an Extended Revolving Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, custodian or the like has been appointed for such Extended Revolving Lender or its Parent Company, or such Extended Revolving Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (iii) an Extended Revolving Lender or its Parent Company has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent; provided that, for the avoidance of doubt, a Lender Insolvency Event  shall not be deemed to have occurred  solely by virtue of the ownership or acquisition of any equity interest in or control of an Extended Revolving Lender or a Parent Company thereof by a Governmental Authority or an instrumentality thereof.

“Lender-Related Hedge Provider” shall mean any Person that, at the time it enters into a Hedging Transaction with any Loan Party, (i) is a Lender or an Affiliate of a Lender, (ii) has been designated by the Borrower in writing to the Administrative Agent as a “Lender-Related Hedge Provider” under this Agreement and (iii) in a writing executed by such Person and the Borrower has provided the Administrative Agent with (x) a description of such Hedging Transaction, and (y) the methodology to be used by such parties in determining the obligations under such Hedging Transaction from time to time.  In no event shall any Lender-Related Hedge Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Hedging Obligations except that each reference to the term “Lender” in Article IX and Section 10.4 shall be deemed to include such Lender-Related Hedge Provider.  In no event shall the approval of any such Person in its capacity as Lender-Related Hedge Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent.

“Lenders” shall have the meaning assigned to such term in the opening paragraph of this Agreement and shall include, where appropriate, the Swingline Lender and each Additional Lender that joins this Agreement pursuant to Section 2.25.

“Letter of Credit” shall mean any letter of credit or bank guarantee issued pursuant to Section 2.24 by any Issuing Bank for the account of the Borrower pursuant to the LC Commitment.

“LIBOR” shall mean, for any Interest Period with respect to a Eurodollar Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London, England time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, LIBOR shall be, for any Interest Period, the rate per annum reasonably determined by the Administrative Agent as the rate of interest at which Dollar deposits in the approximate amount of such Eurodollar Loan would be offered by the Administrative Agent to major banks in the London interbank Eurodollar market at their request at or about 10:00 a.m. (New York, New York time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Loan Documents” shall mean, collectively, this Agreement, any promissory notes issued pursuant hereto, the LC Documents, all Notices of Borrowing, all Notices of Conversion/Continuation, the Subsidiary Guarantee Agreement, the Security Documents, any separate letter agreement(s) relating to any fees payable to the Administrative Agent or any of its Affiliates, and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

“Loan Parties” shall mean the Borrower and the Subsidiary Loan Parties.

“Loans” shall mean all Revolving Loans, Swingline Loans and Term Loans in the aggregate, or any of them, as the context shall require.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, resulting in a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, liabilities or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Loan Parties to perform any of their respective obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

“Material Indebtedness” shall mean any Indebtedness (other than the Loans and Letters of Credit) of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $10,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of any Hedging Obligation of the Borrower or any Subsidiary at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Transaction were terminated at such time.

“Maturity Date” shall mean, with respect to the Term Loans, the earlier of (i) December 1, 2013 or (ii) the date on which the principal amount of all outstanding Term Loans have been declared or automatically have become due and payable (whether by acceleration or otherwise).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and cash equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of reasonable and customary attorneys' fees, accountants' fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other reasonable and customary fees and expenses, in each case, to the extent actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of Indebtedness, the cash proceeds and any non-cash consideration (valued at the initial principal amount thereof in the case of non-cash consideration consisting of notes or other debt securities and valued at fair market value (as determined by the Administrative Agent) in the case of other non-cash consideration) received from such issuance or incurrence, net of reasonable and customary attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other reasonable and customary fees and expenses, in each case, to the extent actually incurred in connection therewith.

“1994 Litigation” shall mean the "whistle blower" action filed in June 1994 by a former employee of the Borrower or one of its subsidiaries on behalf of the United States government against the Borrower, American Healthways Services, Inc., as well as certain named and unnamed medical directors, the West Paces Medical Center and other unnamed client hospitals relating to claims of violation of the federal anti-kickback statute and provisions of the Social Security Act prohibiting physician self-referrals.

“Non-Defaulting Lender” shall mean, at any time, any Extended Revolving Lender that is not a Defaulting Lender or a Potential Defaulting Lender.

“Non-Extended Revolving Availability Period” shall mean the period from the Closing Date to the Non-Extended Revolving Commitment Termination Date.

 “Non-Extended Revolving Borrowing” shall mean a Borrowing comprised of Non-Extended Revolving Loans.

“Non-Extended Revolving Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make Non-Extended Revolving Loans to the Borrower in an aggregate principal amount not exceeding the amount set forth opposite such Lender’s name on Schedule II directly below the column entitled “Non-Extended Revolving Commitment” or in the Assignment and Acceptance pursuant to which such Lender assumed its Non-Extended Revolving Commitment, as applicable, as the same may be reduced from time to time pursuant to Section 2.10 and pursuant to assignments by such Lender pursuant to Section 10.4.

“Non-Extended Revolving Commitment Pricing Grid” shall mean the “Pricing Grid for Non-Extended Revolving Commitments” set forth in Part A of Schedule I attached hereto.

“Non-Extended Revolving Commitment Termination Date” shall mean the earliest of (i) December 1, 2011, (ii) the date on which the Non-Extended Revolving Commitments are terminated pursuant to Section 2.10 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

 “Non-Extended Revolving Credit Exposure” shall mean, for any Lender, the aggregate outstanding principal amount of such Lender’s Non-Extended Revolving Loans.

“Non-Extended Revolving Lender” shall mean a Lender with a Non-Extended Revolving Commitment.

“Non-Extended Revolving Loans” shall mean the revolving loans made by the Non-Extended Revolving Lenders to the Borrower pursuant to Section 2.2(a). Each Non-Extended Revolving Loan shall be a Eurodollar Loan or a Base Rate Loan.

“Notices of Borrowing” shall mean, collectively, the Notices of Revolving Borrowing and the Notices of Swingline Borrowing.

“Notice of Conversion/Continuation” shall mean the notice given by the Borrower to the Administrative Agent in respect of the conversion or continuation of an outstanding Borrowing as provided in Section 2.9(b) hereof.

“Notice of Revolving Borrowing” shall have the meaning as set forth in Section 2.3.

“Notice of Swingline Borrowing” shall have the meaning as set forth in Section 2.5.

“Obligations” shall mean all amounts owing by the Borrower to the Administrative Agent, any Issuing Bank or any Lender (including the Swingline Lender) pursuant to or in connection with this Agreement, any Loan Documents, including all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all Hedge/Cash Management Exposure, all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent and any Lender (including the Swingline Lender) incurred pursuant to this Agreement, any Loan Documents or agreements referred to in the definition of Hedge/Cash Management Exposure, whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings thereof.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any liability of such Person under any so-called “synthetic” lease transaction or (iv) any obligation arising with respect to any other transaction that is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise (that do not constitute Excluded Taxes) or property taxes (that do not constitute Excluded Taxes), charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning or controlling, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” shall have the meaning set forth in Section 10.4(c).

“Patriot Act” shall have the meaning set forth in Section 10.13.

“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, 25th Floor, Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted Encumbrances” shall mean:

(i)           Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(ii)           statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(iii)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(iv)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(v)           judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(vi)           easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole;

(vii)           Capital Lease Obligations to the extent permitted hereunder;

(viii)           Liens securing purchase money indebtedness to the extent permitted pursuant to Section 7.1 hereunder;

(x)           Liens created by the Security Documents or otherwise provided for in this Agreement for the benefit of the Secured Parties;

(xi)           any Lien in favor of the United States of America or any department or agency thereof, in favor of any state government or political subdivision thereof, or in favor of a prime contractor under a government contract of the United States, or of any political subdivision thereof, and in each case, resulting from acceptance of partial progress, advance or other payments in the ordinary course of business under government contracts of the United States, or of any state government or political subdivision thereof, or subcontracts thereunder; and

(xii)           statutory Liens arising under ERISA created in the ordinary course of business for amounts not yet due and as to which adequate reserves have been established in accordance with GAAP.

“Permitted Investments” shall mean:

(i)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(ii)           commercial paper having a rating of at least A-1 by S&P and P-1 by Moody's, at the time of acquisition thereof, and in either case maturing within one year from the date of acquisition thereof;

(iii)           certificates of deposit, bankers’ acceptances and time deposits maturing within one year of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(iv)           fully collateralized repurchase agreements with a term of not more than 90 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above;

(v)           mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above.

(vi)           investments in obligations the return with respect to which is excludable from gross income under Section 103 of the Code, having a maturity of not more than one year or providing the holder the right to put such obligations for purchase at par upon not more than twenty-eight (28) days’ notice, and which are rated at least P-1 by S&P or Vmig 1 by Moody’s;

(vii)           investments in taxable money market funds all of whose assets consist of securities have a rating of at least A-1 by S&P and P-1 by Moody's and investments in tax free money market funds all of whose assets consist of securities of the types described in the foregoing clause (vi) above;

(viii)           investments, redeemable upon not more than seven (7) days’ notice, in money market preferred municipal bond funds that are rated at least A by S&P or A by Moody’s;

(ix)           obligations of domestic corporations with a term of not more than one year, with a long term debt rating of no less than A by S&P and A by Moody's; and

                 (x)           investments in money market funds that either (a) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940 or (b) both (A) provide for daily liquidity and (B) have the highest rating by at least one nationally recognized rating agency.

“Permitted Subordinated Debt” shall mean any Indebtedness of the Borrower or any Domestic Subsidiary (i) that is expressly subordinated to the Obligations on terms reasonably satisfactory to the Required Lenders, (ii) that matures by its terms no earlier than six months after the later of the Extended Revolving Commitment Termination Date and the Maturity Date then in effect with no scheduled principal payments permitted prior to such maturity, (iii) that is evidenced by an indenture or other similar agreement that is in a form reasonably satisfactory to the Administrative Agent; and (iv) such Indebtedness on a pro forma basis would not violate the terms of this Agreement.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” shall mean the Pledge Agreement, dated December 1, 2006, executed by the Borrower and each Domestic Subsidiary that (i) directly owns another Domestic Subsidiary or (ii) that owns Capital Stock of any Foreign Subsidiary.

“Post-Acquisition Required Threshold” shall have the meaning set forth in Section 6.1.

“Potential Defaulting Lender” shall mean, at any time, an Extended Revolving Lender (i) as to which the Administrative Agent has notified the Borrower that an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any financial institution affiliate of such Extended Revolving Lender, (ii) that has (or its Parent Company or a financial institution affiliate thereof has) notified the Administrative Agent, or has stated publicly, that it will not comply with its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement or (iii) that has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency.  The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Pounds” means the lawful currency of the United Kingdom.

“Pro Forma Basis” shall mean, for purposes of calculating compliance with respect to a proposed Acquisition, that such transaction shall be deemed to have occurred as of the first day of the four fiscal-quarter period ending as of the most recent Fiscal Quarter end preceding the date of such transaction.  For purposes of any such calculation in respect of any Acquisition as referred to in Section 7.4, (a) any Indebtedness incurred or assumed in connection with such transaction that is not retired in connection with such transaction (i) shall be deemed to have been incurred as of the first day of the applicable period and (ii) if such Indebtedness has a floating or formula rate of interest, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination, (b) income statement items (whether positive or negative) and capital expenditures attributable to the Person or property acquired shall be included beginning as of the first day of the applicable period and (c) pro forma adjustments may be included to the extent that such adjustments are calculated in a manner not inconsistent with GAAP and would give effect to events that are (i) directly attributable to such transaction and (ii) expected to have a continuing impact on the Borrower.

“Pro Forma Compliance Certificate” shall mean a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent in connection with any Acquisition as referred to in Section 7.4, and containing a reasonably detailed calculation of compliance with the ratio requirement of Section 7.4, upon giving effect to the applicable transaction on a Pro Forma Basis, as of the most recent Fiscal Quarter end preceding the date of the applicable transaction.

“Pro Rata Share” shall mean (i) with respect to any Commitment or Loan of any Lender at any time, a fraction (expressed as a percentage), the numerator of which shall be such Commitment or Loan of such Lender (or if the Commitments of such Class or Tranche have been terminated or expired or the Loans of such Class or Tranche have been declared to be due and payable, such Lender’s Extended Revolving Credit Exposure, Non-Extended Revolving Credit Exposure or Term Loan, as applicable), and the denominator of which shall be the sum of such Commitments or Loans of such Class or Tranche of all Lenders (or if the Commitments of such Class or Tranche have been terminated or expired or the Loans have been declared to be due and payable, all Extended Revolving Credit Exposure, Non-Extended Revolving Credit Exposure or Term Loans, as applicable, of all Lenders) and (ii) with respect to all Commitments and Loans of any Lender at any time, a fraction (expressed as a percentage), the numerator of which shall be the sum of such Lender’s Revolving Commitments (or if the Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure) and Term Loan and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or if the Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders) and Term Loans.

“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any eminent domain proceeding relating to any asset of the Borrower or any of its Subsidiaries.

“Register” shall have the meaning set forth in Section 10.4.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Reinvestment Deferred Amount” shall mean, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any Subsidiary in connection therewith that are not immediately applied to prepay Loans or reduce the Revolving Commitments pursuant to Section 2.13 as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” shall mean any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” shall mean a written notice executed by a Responsible Officer of the Borrower stating that no Event of Default has occurred and is continuing and that the Borrower (directly, or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire replacement assets useful in the business of the Borrower and its Subsidiaries.

“Reinvestment Prepayment Amount” shall mean, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amounts expended prior to the relevant Reinvestment Prepayment Date to acquire assets useful in the business of the Borrower and its Subsidiaries.

“Reinvestment Prepayment Date” shall mean, with respect to any Reinvestment Event, the earlier of (a) the date occurring three hundred and sixty-five (365) days after such Reinvestment Event, and (b) the date on which the Borrower shall have determined not to acquire assets useful in the business of the Borrower and its Subsidiaries with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees and agents of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Required Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Revolving Credit Exposure and Term Loans at such time, or if the Lenders have no Revolving Credit Exposure outstanding, then Lenders holding more than 50% of the Aggregate Revolving Commitments and Term Loans.

“Required Revolving Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Revolving Credit Exposure at such time, or if the Lenders have no Revolving Credit Exposure outstanding, then Lenders holding more than 50% of the Aggregate Revolving Commitments.

“Required Threshold” shall have the meaning set forth in Section 6.1.

“Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other material organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reset Date” shall have the meaning set forth in Section 10.17.

“Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the chief accounting officer, the controller or an executive vice president of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the financial covenants only, the president, the chief executive officer, the chief financial officer, the chief accounting officer or the controller of the Borrower.

“Restricted Payment” shall mean for any Person, any dividend or distribution on any class of its Capital Stock, or any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of Capital Stock, any Indebtedness subordinated to the Obligations, or any options, warrants, or other rights to purchase such Capital Stock or such Indebtedness, whether now or hereafter outstanding.

“Restricted Subsidiary” or “Restricted Subsidiaries” shall mean Axonal Information Solutions, Inc., a Delaware corporation, unless and until such time as such entity shall become a Subsidiary Loan Party under Section 5.10.

“Revolving Commitment” shall mean, with respect to each Lender, such Lender’s Extended Revolving Commitment and Non-Extended Revolving Commitment, collectively.

“Revolving Credit Exposure” shall mean, with respect to each Lender, such Lender’s Extended Revolving Credit Exposure and Non-Extended Revolving Credit Exposure, collectively.

“Revolving Loans” shall mean all Non-Extended Revolving Loans and all Extended Revolving Loans in the aggregate or any of them, as the context shall require.

“S&P” shall mean Standard & Poor’s Rating Service, a division of The McGraw-Hill Companies, Inc.

        “Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time.

“Sanctioned Person” shall mean (i) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Lenders, the Lender-Related Hedge Providers and the Bank Product Providers.

“Security Documents” shall mean the Assignment and Security Agreement, all financing statements filed in connection with the Assignment and Security Agreement, the Pledge Agreement, and all documents or certificates delivered in connection therewith.

“Subordinated Debt Documents” shall mean any indenture, agreement or similar instrument governing any Permitted Subordinated Debt.

“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of the applicable date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower. Notwithstanding the foregoing, the term “Subsidiary” shall exclude any Restricted Subsidiary.

“Subsidiary Guarantee Agreement” shall mean the Amended and Restated Subsidiary Guarantee Agreement, dated December 1, 2006, executed by certain Subsidiaries of the Borrower in favor of the Administrative Agent.

“Subsidiary Loan Party” shall mean any presently existing or hereafter created Subsidiary of Borrower that executes the Subsidiary Guarantee Agreement.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $20,000,000.

“Swingline Exposure” shall mean, with respect to each Extended Revolving Lender, the principal amount of the Swingline Loans for which such Extended Revolving Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.5, which shall equal such Extended Revolving Lender’s Pro Rata Share (based on its Extended Revolving Commitments) of all outstanding Swingline Loans.

“Swingline Lender” shall mean SunTrust Bank.

“Swingline Loan” shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.

“Swingline Rate” shall mean the Base Rate, or such other interest rate (and with respect to a Swingline Loan that is a Eurodollar Loan, for any Interest Period) as may be mutually agreed between the Swingline Lender and the Borrower.

“TARGET” shall mean the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) payment system (or if such payment system ceases to be operative, such other payment system, (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in Euros.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority in respect of the execution, delivery, or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document or any payment to the Administrative Agent, the Lenders, or the Issuing Banks hereunder or thereunder.

“Term Loan” shall have the meaning set forth in Section 2.6.

“Tranche” shall mean (i) the Non-Extended Revolving Commitments and Non-Extended Revolving Loans made thereunder or (ii) the Extended Revolving Commitments and the Extended Revolving Credit Exposure of all Lenders made, incurred or issued thereunder.

“Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2 Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. a “Revolving Loan” or “Term Loan”), by Tranche (e.g. a “Non-Extended Revolving Loan” or an “Extended Revolving Loan”) or by Type (e.g. a “Eurodollar Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Revolving Eurodollar Loan”).  Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”), by Tranche (e.g. a “Non-Extended Revolving Borrowing” or an “Extended Revolving Borrowing”)  or by Type (e.g. “Eurodollar Borrowing”) or by Class and Type (e.g. “Revolving Eurodollar Borrowing”).

Section 1.3 Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for such changes approved by the Borrower’s independent public accountants) with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1(a); provided, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.  Notwithstanding any other provision contained herein, for purposes of Article VI, Section 7.1 and Section 7.4, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of  any Loan Party or any Subsidiary of any Loan Party at "fair value", as defined therein.

Section 1.4 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to Eastern Daylight time or Eastern Standard time, as applicable, unless specifically indicated otherwise.

Section 1.5 Currency Translations.

(a)           For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determinations of compliance with financial and other covenants or other required actions or circumstances depend upon compliance with, or are or calculated or determined by reference to, amounts stated in Dollars, such amounts shall be deemed to refer to Dollars or the Dollar Equivalents and any requisite currency translation shall be based on the Exchange Rate, all as of the date of determination.

(b)           For purposes of all determinations of Revolving Credit Exposure, Extended Revolving Credit Exposure, Foreign Currency Sublimit, LC Exposure and Required Lenders (and the components of each of them), any amount in any currency other than Dollars shall be deemed to refer to Dollars or Dollar Equivalents and any requisite currency translation shall be based on the Exchange Rate, all as of the date of determination.  For purposes of all calculations and determinations hereunder, and all certificates delivered hereunder, all amounts represented by such terms shall be expressed in Dollars or Dollar Equivalents.

                         ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS

Section 2.1 General Description of Facilities. Subject to and upon the terms and conditions herein set forth, (i) the Non-Extended Revolving Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which the Non-Extended Revolving Lenders severally agree (to the extent of their respective Pro Rata Shares based on their Non-Extended Revolving Commitments and the Aggregate Non-Extended Revolving Commitment Amount) to make Non-Extended Revolving Loans to the Borrower in accordance with Section 2.2(a), (ii) the Extended Revolving Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which the Extended Revolving Lenders severally agree (to the extent of their respective Pro Rata Shares based on their Extended Revolving Commitments and the Aggregate Extended Revolving Commitment Amount) to make Extended Revolving Loans to the Borrower in accordance with Section 2.2(b), (iii) each Issuing Bank agrees to issue Letters of Credit in accordance with Section 2.24, (iv) the Swingline Lender agrees to make Swingline Loans in accordance with Section 2.4, and (v) each Extended Revolving Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided, that in no event shall (A) the aggregate principal amount of all outstanding Non-Extended Revolving Loans exceed at any time the Aggregate Non-Extended Revolving Commitment Amount in effect at such time and (B) the aggregate principal amount of the Dollar Equivalent of all outstanding Extended Revolving Loans, Swingline Loans and outstanding LC Exposure exceed at any time the Aggregate Extended Revolving Commitment Amount in effect at such time.  Each Letter of Credit shall be issued in an Acceptable Currency, as specified by the Borrower as set forth in Section 2.24; provided, that the aggregate Dollar Equivalent amount of the principal amounts of all outstanding Letters of Credit issued in Acceptable Currencies other than Dollars shall at no time exceed the Foreign Currency Sublimit then in effect.  Each Term Loan outstanding under the Existing Credit Agreement on the Fourth Restatement Date shall continue to remain outstanding hereunder.

Section 2.2 Revolving Loans.

(a)           Subject to the terms and conditions set forth herein, each Non-Extended Revolving Lender severally agrees to make Non-Extended Revolving Loans to the Borrower from time to time during the Non-Extended Revolving Availability Period, ratably in accordance with its Pro Rata Share (based on its Non-Extended Revolving Commitment and the Aggregate Non-Extended Revolving Commitment Amount) in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Non-Extended Revolving Credit Exposure exceeding its Non-Extended Revolving Commitment or (b) the sum of the aggregate Non-Extended Revolving Credit Exposure of all Non-Extended Revolving Lenders exceeding the Aggregate Non-Extended Revolving Commitment Amount.  During the Non-Extended Revolving Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Non-Extended Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrower may not borrow or reborrow should there exist a Default or Event of Default.

(b)           Subject to the terms and conditions set forth herein, each Extended Revolving Lender severally agrees to make Extended Revolving Loans to the Borrower from time to time during the Extended Revolving Availability Period, ratably in accordance with its Pro Rata Share (based on its Extended Revolving Commitment and the Aggregate Extended Revolving Commitment Amount), in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Extended Revolving Credit Exposure exceeding its Extended Revolving Commitment or (b) the sum of the aggregate Extended Revolving Credit Exposure of all Extended Revolving Lenders exceeding the Aggregate Extended Revolving Commitment Amount.  During the Extended Revolving Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Extended Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrower may not borrow or reborrow should there exist a Default or Event of Default.

(c)           No Non-Extended Revolving Loans may be incurred after the Fourth Restatement Date unless the Extended Revolving Credit Exposure is equal to the Aggregate Extended Revolving Commitment Amount (after giving effect to the issuance of any Letter of Credit or incurrence of any Extended Revolving Loans to be made contemporaneously with such Non-Extended Revolving Loans).  Notwithstanding the foregoing, (i) if and to the extent that at any time there is insufficient Availability under the Extended Revolving Commitments to permit the issuance of a Letter of Credit that the Borrower desires to have issued, the Borrower may request, and subject to the conditions set forth in this Agreement, receive a Borrowing of Non-Extended Revolving Loans in an amount that will permit the repayment of outstanding Extended Revolving Loans in an amount that will create sufficient Availability under the Extended Revolving Commitments to permit the issuance of such Letter of Credit, and (ii) if and to the extent that at any time there is insufficient Availability under the Extended Revolving Commitments to permit full utilization of the Swingline Commitment, the Borrower may request and, subject to the conditions set forth in this Agreement, receive a Borrowing of Non-Extended Revolving Loans in an amount that will permit the repayment of outstanding Extended Revolving Loans in an amount that will create sufficient Availability under the Extended Revolving Commitments to permit the requested utilization of the Swingline Commitment.  Each such request for Non-Extended Revolving Loans shall be made pursuant to Section 2.3.

Section 2.3 Procedure for Revolving Borrowings.

(a) The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing substantially in the form of Exhibit 2.3 attached hereto (a “Notice of Revolving Borrowing”) (x) prior to 12:00 noon on the requested date of each Base Rate Borrowing and (y) prior to 2:00 p.m. three (3) Business Days prior to the requested date of each Eurodollar Borrowing. Each Notice of Revolving Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the allocation of such Borrowing between Non-Extended Revolving Commitments and Extended Revolving Commitments pursuant to Section 2.2(c), (iv) the Type of Revolving Loans comprising such Borrowing and (v) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each Revolving Borrowing shall consist entirely of Base Rate Loans or Eurodollar Loans, as the Borrower may request. The aggregate principal amount of each Revolving Eurodollar Borrowing shall be not less than $2,000,000 or a larger multiple of $1,000,000, and the aggregate principal amount of each Revolving Base Rate Borrowing shall not be less than $1,000,000 or a larger multiple of $100,000; provided, that Revolving Base Rate Loans made pursuant to Section 2.5 or Section 2.24(d) may be made in lesser amounts as provided therein. At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed twelve. Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender with a Commitment in such Tranche of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.

(b) To the extent that Non-Extended Revolving Loans are outstanding and Availability under the Extended Revolving Commitments exceeds the unused Swingline Commitment, then the Borrower will, within five (5) Business Days after receipt of a request from the Administrative Agent to do so, and pursuant to Sections 2.2 and Section 2.3, request that the Extended Revolving Lenders make Extended Revolving Loans in an amount not less than the amount by which Availability under the Extended Revolving Commitments exceeds the unused Swingline Commitment (the “True-Up Loan Amount”).  To the extent of the True-Up Loan Amount, the proceeds of such Extended Revolving Loans will be used to repay Non-Extended Revolving Loans in a manner that does not result in any amounts being due and payable pursuant to Section 2.20.

Section 2.4 Swingline Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower, from time to time during the Extended Revolving Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the Aggregate Extended Revolving Commitment Amount less the aggregate Extended Revolving Credit Exposure of all Extended Revolving Lenders immediately prior to giving effect to such Swingline Loan; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.

Section 2.5 Procedure for Swingline Borrowing; Etc.

(a) The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing (“Notice of Swingline Borrowing”) prior to 2:00 p.m. on the requested date of each Swingline Borrowing, unless such Swingline Borrowing is a Eurodollar Loan and in such case the request shall be three Business Days prior to such Eurodollar Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify: (i) the principal amount of such Swingline Loan, (ii) the date of such Swingline Loan (which shall be a Business Day) and the applicable Interest Period if it is a Eurodollar Loan and (iii) the account of the Borrower to which the proceeds of such Swingline Loan should be credited. The Administrative Agent will promptly advise the Swingline Lender, of each Notice of Swingline Borrowing. Each Swingline Loan shall accrue interest at the Swingline Rate.  The aggregate principal amount of each Swingline Loan shall be not less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than 4:00 p.m. on the requested date of such Swingline Loan. The Administrative Agent will notify the Lenders on a quarterly basis if any Swingline Loans occurred during such quarter.

(b) The Swingline Lender, at any time and from time to time in its sole discretion, may, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Extended Revolving  Lenders (including the Swingline Lender) to make Base Rate Loans under the Extended Revolving Commitments in an amount equal to the unpaid principal amount of any Swingline Loan.  Each Extended Revolving Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.8, which will be used solely for the repayment of such Swingline Loan.

(c) If for any reason a Revolving Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Extended Revolving Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof (based on its Extended Revolving Commitment and the Aggregate Extended Revolving Commitment Amount) on the date that such Revolving Base Rate Borrowing should have occurred. On the date of such required purchase, each Extended Revolving Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender. If such Swingline Loan bears interest at a rate other than the Base Rate, such Swingline Loan shall automatically become a Base Rate Loan on the effective date of any such participation and interest shall become payable on demand.

(d) Each Extended Revolving Lender’s obligation to make a Revolving Base Rate Loan pursuant to Section 2.5(b) or to purchase the participating interests pursuant to Section 2.5(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Extended Revolving Lender’s Extended Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition that has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by the Borrower, the Administrative Agent or any Extended Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Extended Revolving Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Extended Revolving Lender, together with accrued interest thereon for each day from the date of demand thereof (i) at the Federal Funds Rate until the second Business Day after such demand and (ii) at the Base Rate at all times thereafter. Until such time as such Extended Revolving Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Extended Revolving Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder, to the Swingline Lender to fund the amount of such Extended Revolving Lender’s participation interest in such Swingline Loans that such Extended Revolving Lender failed to fund pursuant to this Section, until such amount has been purchased in full.

Section 2.6 Term Loans.  The term loans made by the Lenders to the Borrower pursuant to the Existing Credit Agreement (each, a “Term Loan”) continue to remain outstanding under this Agreement, in the amounts and held by such lenders as are listed in the Register.  The aggregate principal amount of all Term Loans on the Fourth Restatement Date is $194,000,000.  The Term Loans may be, from time to time, Base Rate Loans or Eurodollar Loans or a combination thereof.

Section 2.7 Intentionally Omitted.

Section 2.8 Funding of Borrowings.

(a) Each Revolving Lender will make available each Revolving Loan to be made by it hereunder to the Administrative Agent at the Payment Office on the proposed date thereof by wire transfer in immediately available funds by 12:00 noon with respect to each Eurodollar Loan and by 2:00 p.m. with respect to each Base Rate Loan; provided, that the Swingline Loans will be made as set forth in Section 2.5. The Administrative Agent will give each applicable Revolving Lender reasonable notice of Borrower’s Notice of Revolving Borrowing and will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

(b) Unless the Administrative Agent shall have been notified by any Revolving Lender prior to 5 p.m. one (1) Business Day prior to the date of a Borrowing in which such Revolving Lender is participating that such Revolving Lender will not make available to the Administrative Agent such Revolving Lender’s share of such Borrowing, the Administrative Agent may assume that such Revolving Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Revolving Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Lender together with interest at the Federal Funds Rate for up to two (2) days and thereafter at the rate specified for such Borrowing. If such Revolving Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Revolving Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder (to the extent such Revolving Lender has a Commitment in the applicable Tranche) or to prejudice any rights that the Borrower may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder.

(c) All Loans (other than Swingline Loans) under any Tranche shall be made by the Lenders on the basis of their respective Pro Rata Shares of such Tranche. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

Section 2.9 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing, and in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, and in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  Swingline Borrowings may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing (a “Notice of Conversion/Continuation”) that is to be converted or continued, as the case may be, (x) prior to 12:00 noon on the requested date of a conversion into a Base Rate Borrowing and (y) prior to 2:00 p.m. three (3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing and Tranche to which such Notice of Conversion/Continuation applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Conversion/Continuation requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth in Section 2.3.

(c) If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/ Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any Eurodollar Loans shall be permitted except on the last day of the Interest Period in respect thereof.

(d) Upon receipt of any Notice of Conversion/Continuation for any Tranche, the Administrative Agent shall promptly notify each Lender with a Commitment or Loan in such Tranche of the details thereof and of such Lender’s portion of each resulting Borrowing.

Section 2.10 Optional Reduction and Termination of Commitments.

(a) Unless previously terminated, all Non-Extended Revolving Commitments shall terminate on the Non-Extended Revolving Commitment Termination Date.  Unless previously terminated, all Extended Revolving Commitments and the Swingline Commitment shall terminate on the Extended Revolving Commitment Termination Date.

(b) Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrower may reduce the Non-Extended Revolving Commitments in part or terminate the Non-Extended Revolving Commitments in whole; provided, that (i) any partial reduction shall apply to reduce proportionately and permanently the Non-Extended Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section shall be in an amount of at least $2,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted that would reduce the Aggregate Non-Extended Revolving Commitments to an amount less than the outstanding Non-Extended Revolving Credit Exposure of all Non-Extended Revolving Lenders.

(c) Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrower may reduce the Extended Revolving Commitments in part or terminate the Extended Revolving Commitments in whole; provided, that (i) any partial reduction shall apply to reduce proportionately and permanently the Extended Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section shall be in an amount of at least $2,000,000 and any larger multiple of $1,000,000, (iii) no such reduction shall be permitted that would reduce the Aggregate Extended Revolving Commitment Amount to an amount less than the outstanding Extended Revolving Credit Exposure of all Extended Revolving Lenders and (iv) no reduction in the Extended Revolving Commitments may be made under this Section 2.10(c) unless and until all Non-Extended Revolving Commitments have been terminated in full.  Any such reduction in the Aggregate Extended Revolving Commitment Amount below the principal amount of the Swingline Commitment or the LC Commitment shall result in a dollar-for-dollar reduction in the Swingline Commitment or the LC Commitment, as the case may be.

(d) With the written approval of the Administrative Agent, the Borrower may terminate (on a non-ratable basis) the unused amount of the Revolving Commitment of a Defaulting Lender, and in such event the provisions of Section 2.22 will apply to all amounts thereafter paid by the Borrower for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender.

Section 2.11 Repayment of Loans.

(a) The outstanding principal amount of all Non-Extended Revolving Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Non-Extended Revolving Commitment Termination Date.  The outstanding principal amount of all Extended Revolving Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Extended Revolving Commitment Termination Date

(b) The principal amount of each Swingline Borrowing shall be due and payable (together with accrued and unpaid interest thereon) on the earlier of (i) the last day of the Interest Period applicable to such Borrowing, if any, and (ii) the Extended Revolving Commitment Termination Date.

(c) The Borrower unconditionally promises to pay to the Administrative Agent, for the account of the Lenders that have made Term Loans, the then unpaid principal amount of the Term Loans in equal quarterly installments of $500,000 each, payable on the last day of each March, June, September and December, commencing on March 31, 2007, each such installment to be allocated to the Lenders based upon their Pro Rata Shares of the Term Loans; provided, that, to the extent not previously paid, the aggregate unpaid principal balance of the Term Loans (together with accrued and unpaid interest thereon) shall be due and payable on the Maturity Date.

Section 2.12 Evidence of Indebtedness.

(a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan in each Tranche made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Commitments of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class, Tranche and Type thereof and the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.9, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.9, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans, the Class (and, if applicable, Tranche) thereof and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b) Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender for each Class (and, if applicable, Tranche) of Commitments of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.4) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns) until such time as the promissory note requirement is waived by the holder thereof.

Section 2.13 Optional and Mandatory Prepayments.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Eurodollar Borrowing, 2:00 p.m. not less than three (3) Business Days prior to any such prepayment, (ii) in the case of any prepayment of any Base Rate Borrowing, 12:00 noon on the date of such prepayment, (iii) in the case of Swingline Borrowings, prior to 2:00 p.m. on the date of such prepayment and (iv) in the case of payments in any Acceptable Currency other than Dollars, no later than 11:00 a.m. (at the office of the Administrative Agent’s account for payments in such currency) in the Administrative Agent’s account.  Each such notice shall be irrevocable and shall specify the proposed date of such prepayment, the principal amount of each Borrowing or portion thereof to be prepaid and the applicable Tranche thereof, if any.  Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.14(d); provided, that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.20. Each partial prepayment of any Loan (other than a Swingline Loan) shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type pursuant to Section 2.2 or in the case of a Swingline Loan pursuant to Section 2.5. If the Borrower does not, or is unable for any reason to, effect payment to any Issuing Bank or Lenders in the applicable currency or if the Borrower shall default in the payment when due of any payment in such currency, such Issuing Bank or Lenders may, at their option, require such payment to be made to such Issuing Bank or Lenders in the Dollar Equivalent of such currency determined in accordance with Section 10.16.  With respect to any amount due and payable in Euros, Pounds, or other Acceptable Currencies, the Borrower agrees to hold the Issuing Banks and the Lenders harmless from any losses, if any, that are actually incurred by the Issuing Banks and the Lenders arising from any change in the value of Dollars in relation to such currency between the date such payment became due and the date of payment thereof (other than losses incurred by any such Issuing Bank or Lender due to the gross negligence or willful misconduct of such Issuing Bank or Lender).  Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing, and in the case of a prepayment of a Term Loan Borrowing, to principal installments as specified by the Borrower. Notwithstanding the foregoing, each prepayment of a Revolving Borrowing made prior to the Non-Extended Revolving Commitment Termination Date shall be applied pro rata to the Non-Extended Revolving Commitments and the Extended Revolving Commitments.

(b) If on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds in excess of $10,000,000 in any Fiscal Year from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall have been delivered previously to the Administrative Agent in respect thereof, such Net Cash Proceeds shall immediately be applied to the prepayment of the Obligations in accordance with clause (e) below; provided, that on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied to the prepayment of Loans.

(c) If on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any equity issuance (other than equity issuances pursuant to stock incentive plans or other equity award agreements for employees of the Borrower or a Subsidiary and Investments permitted under Section 7.4 that consist of equity issued on an intercompany basis among the Borrower and its Subsidiaries) or from the issuance of Permitted Subordinated Debt, and the proceeds thereof are not applied to an Acquisition permitted herein within ninety (90) days of such issuance, then in such event, such Net Cash Proceeds shall immediately be applied to the prepayment of the Obligations in accordance with clause (e) below.

(d) Within 15 days after the delivery to the Agent of the annual audited financial statements for any Fiscal Year, commencing with the 2007 Fiscal Year, and no later than 90 days after the last day of such Fiscal Year, Borrower shall immediately prepay the Obligations in accordance with clause (e) below by an amount equal to 50% of Excess Cash Flow for such Fiscal Year; provided, however, that no such prepayment shall be required if the ratio of Consolidated Total Funded Debt to Consolidated EBITDA as of the last day of such Fiscal Year is less than 3.50 to 1.0.

(e) Any prepayments made by the Borrower pursuant to Sections 2.13(b), (c) or (d) above shall be applied as follows: first, to Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Banks then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective pro rata shares of such fees and expenses; third, to interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; fourth, to the principal balance of the Term Loans, until the same shall have been paid in full, pro rata to the Lenders based on their Pro Rata Shares of the Term Loans, and applied to installments of the Term Loans in inverse order of maturity; fifth, to the principal balance of the Swing Line Loans, until the same shall have been paid in full, to the Swingline Lender, sixth, to the principal balance of the Revolving Loans, until the same shall have been paid in full, pro rata to the Lenders based on their respective Revolving Commitments and seventh, to cash collateralize the Letters of Credit in accordance with Section 2.24(g) in an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon.  The Revolving Commitments of the Lenders shall not be permanently reduced by the amount of any prepayments made pursuant to clauses fifth through seventh above, unless an Event of Default has occurred and is continuing and the Required Revolving Lenders so request.

(f) If at any time the Non-Extended Revolving Credit Exposure of all Lenders exceeds the Aggregate Non-Extended Revolving Commitment Amount, as reduced pursuant to Section 2.10 or otherwise, the Borrower shall immediately repay Non-Extended Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.20, applied first to Base Rate Loans to the full extent thereof and then to Eurodollar Loans to the full extent thereof.  If at any time the Dollar Equivalent of the Extended Revolving Credit Exposure of all Lenders exceeds the Aggregate Extended Revolving Commitment Amount, as reduced pursuant to Section 2.10 or otherwise, the Borrower shall immediately repay Swingline Loans and Extended Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.20, applied first to Swingline Loans to the full extent thereof, second to Base Rate Loans to the full extent thereof, and finally to Eurodollar Loans to the full extent thereof.  If after giving effect to prepayment of all Swingline Loans and Extended Revolving Loans, the Extended Revolving Credit Exposure of all Lenders exceeds the Aggregate Extended Revolving Commitment Amount, the Borrower shall Cash Collateralize its reimbursement obligations with respect to the Letters of Credit by depositing cash collateral in an amount equal to such excess plus any accrued and unpaid fees thereon.  Such account shall be administered in accordance with Section 2.24(g) hereof.

Section 2.14 Interest on Loans.

(a) The Borrower shall pay interest (i) on each Base Rate Loan at the Base Rate in effect from time to time plus the applicable Base Rate Margin in effect from time to time and (ii) on each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan plus the applicable Eurodollar Rate Margin in effect from time to time.

(b) The Borrower shall pay interest on each Swingline Loan at the Swingline Rate.

(c) While an Event of Default exists or after acceleration, at the option of the Required Lenders, the Borrower shall pay interest (“Default Interest”) (i) with respect to Eurodollar Loans at the rate otherwise applicable to such Eurodollar Loans for the then-current Interest Period plus an additional 2% per annum until the last day of such Interest Period, and thereafter, (ii) with respect to Base Rate Loans at the rate otherwise applicable to such Base Rate Loans plus an additional 2% per annum and (iii) with respect to all other Obligations hereunder (other than Loans), at the rate in effect for Extended Revolving Base Rate Loans plus an additional 2% per annum.

(d) Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans shall be payable (i) quarterly in arrears on the last day of each March, June, September and December, (ii) on the Non-Extended Revolving Commitment Termination Date with respect to all Non-Extended Revolving Loans, (iii) on the Extended Revolving Commitment Termination Date with respect to all Extended Revolving Loans and (iv) on the Maturity Date with respect to all Term Loans. Interest on all outstanding Eurodollar Loans shall be payable (i) on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months or 90 days, respectively, on each day that occurs every three months or 90 days, as applicable, after the initial date of such Interest Period, (ii) on the Non-Extended Revolving Commitment Termination Date with respect to all Non-Extended Revolving Loans, (iii) on the Extended Revolving Commitment Termination Date with respect to all Extended Revolving Loans and (iv) on the Maturity Date with respect to all Term Loans.  Interest on each Swingline Loan shall be payable on the maturity of such Loan, which shall be the last day of the Interest Period applicable thereto, and on the Extended Revolving Commitment Termination Date. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.

(e) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be presumed correct for all purposes, absent manifest error.

Section 2.15 Fees.

(a) Administrative Agent’s Fee. The Borrower shall pay to the Administrative Agent for its own account, fees in the amounts and at the times previously agreed upon by the Borrower and the Administrative Agent.

(b) Commitment Fees. The Borrower agrees to pay in Dollars to the Administrative Agent for the account of each Non-Extended Revolving Lender a commitment fee, which shall accrue at the Applicable Percentage for the Non-Extended Revolving Commitments (on an annualized basis but determined daily in accordance with Schedule I) on the daily amount of the Dollar Equivalent of the unused Non-Extended Revolving Commitment of such Lender during the Non-Extended Revolving Availability Period. The Borrower agrees to pay to the Administrative Agent for the account of each Extended Revolving Lender a commitment fee, which shall accrue at the Applicable Percentage for the Extended Revolving Commitments (on an annualized basis but determined daily in accordance with Schedule I) on the daily amount of the unused Extended Revolving Commitment of such Lender during the Extended Revolving Availability Period. For purposes of computing commitment fees with respect to the Revolving Commitments, the Non-Extended Revolving Commitment of each Lender shall be deemed used to the extent of the outstanding Non-Extended Revolving Loans of such Lender, and the Extended Revolving Commitment of each Lender shall be deemed used to the extent of the outstanding Extended Revolving Loans and LC Exposure of such Lender, however Swingline Loans shall not be deemed usage of the Extended Revolving Commitments.

(c) Letter of Credit Fees. The Borrower agrees to pay in Dollars (i) to the Administrative Agent, for the account of each Extended Revolving Lender, a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue at the Applicable Percentage (on an annualized basis but determined daily in accordance with Schedule I) then in effect on the average daily amount of such Extended Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter expires or is drawn in full (including any LC Exposure that remains outstanding after the Extended Revolving Commitment Termination Date) and (ii) to the relevant Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Extended Revolving Availability Period (or until the date that such Letter of Credit is irrevocably canceled, whichever is later), as well as the relevant Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. For any Letter of Credit issued with a face amount in any Acceptable Currency other than Dollars, the fees shall be converted into Dollars using the applicable Exchange Rate in effect two (2) Business Days before the date any fee with respect thereto shall be due and payable hereunder.  Notwithstanding anything in this subsection to the contrary, while an Event of Default exists, to the extent that Default Interest is instituted by the Required Lenders pursuant to Section 2.14(c),  the Applicable Percentage for Letters of Credit shall accrue at Level VI of Schedule I.

(d) Payments. Accrued fees under subsection (b) and (c)(i) of this Section shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on March 31, 2010, and on the Non-Extended Revolving Commitment Termination Date with respect to the Non-Extended Revolving Commitments and on the Extended Commitment Revolving Termination Date with respect to the Extended Revolving Commitments (and if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided further, that any such fees accruing after the Extended Revolving Commitment Termination Date shall be payable on demand. Fees under subsection (c)(ii) of this Section shall be payable in advance on the date of the issuance of the Letter of Credit for the term of such Letter of Credit. Interest shall accrue on any unpaid fee at the rate in effect for Base Rate Loans, plus an additional 2% per annum.

(e) Defaulting Lenders. Anything herein to the contrary notwithstanding, during any period that an Extended Revolving Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to commitment fees accruing with respect to its Extended Revolving Commitment during such period pursuant to Section 2.15(b) or letter of credit fees accruing during such period pursuant to Section 2.15(c)  (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees), provided that (a) to the extent that a portion of the LC Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders, such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders to the extent of such Non-Defaulting Lenders’ incremental additional LC Exposure and (b) to the extent that any portion of such LC Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the relevant Issuing Bank.

Section 2.16 Computation of Interest and Fees.

To the extent permitted by applicable law, all computations of fees and interest under this Agreement payable in respect of any period shall be made by the Administrative Agent on the basis of a 360-day year, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees or interest are payable; provided, however, that computations regarding interest accruing with reference to the Base Rate shall be made on the basis of a 365-day (or 366-day, as applicable) year and the actual number of days (including the first day but excluding the last day) occurring in the period for which interest is payable.  Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be presumed correct for all purposes.

Section 2.17 Inability to Determine Interest Rates. If prior to the commencement of any Interest Period for any Eurodollar Borrowing,

             (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or

             (ii) the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders (or Lender, as the case may be) of making, funding or maintaining their (or its, as the case may be) Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. In the case of Eurodollar Loans, until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Revolving Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement. Unless the Borrower notifies the Administrative Agent at least one Business Day before the date of any Eurodollar Revolving Borrowing for which a Notice of Revolving Borrowing has previously been given that it elects not to borrow on such date, then such Revolving Borrowing shall be made as a Base Rate Borrowing.

Section 2.18 Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Revolving Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended. In the case of the making of a Eurodollar Revolving Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing for the same Interest Period and if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

Section 2.19 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii) impose on any Lender or any Issuing Bank or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by such Lender or any Letter of Credit or any participation therein;

and the result of the foregoing is to increase the actual cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the actual cost to such Lender or Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand by such Lender on the Borrower (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within five (5) Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender or Issuing Bank, as the case may be, for such additional costs actually incurred or reduction actually suffered.

(b) If any Lender or any Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital (or on the capital of the Parent Company of such Lender or Issuing Bank) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or Issuing Bank or the Parent Company of such Lender or Issuing Bank could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies or the policies of the Parent Company of such Lender or Issuing Bank with respect to capital adequacy) then, from time to time, within five (5) Business Days after receipt by the Borrower of written demand by such Lender (with a copy thereof to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or Issuing Bank or the Parent Company of such Lender or Issuing Bank for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender, such Issuing Bank or the Parent Company of such Lender or such Issuing Bank, as the case may be, specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be presumed correct, absent manifest error. The Borrower shall pay any such Lender or Issuing Bank, as the case may be, such amount or amounts within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation.

Section 2.20 Funding Indemnity. In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Loan. A certificate as to any additional amount payable under this Section submitted to the Borrower by any Lender shall be presumed correct, absent manifest error.

Section 2.21 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or any Issuing Bank (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender or Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto as a result of the Borrower's failure to comply with this Section in a timely manner, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be presumed correct absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.  Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payment to such Foreign Lender qualifies as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) such Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrower hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) such Foreign Lender is not a 10% shareholder of the Borrower within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) such Foreign Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to such Foreign Lender, including Forms W-8 IMY or W-8 EXP.  Each such Foreign Lender shall deliver to the Borrower and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation).  In addition, each such Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender.  Each such Foreign Lender shall promptly notify the Borrower and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose).

Section 2.22 Payments Generally; Pro Rata Treatment; Sharing of Set-offs; Application of Funds.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.19, 2.20 or 2.21, or otherwise) prior to 2:00 p.m., on the Business Day when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to an Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.19, 2.20 and 2.21 and 10.3 shall be made directly to the Persons entitled thereto. If the Borrower does not, or is unable for any reason to, effect payment to any Issuing Banks or Lenders in the applicable currency or if the Borrower shall default in the payment when due of any payment in such currency, such Issuing Banks or Lenders may, at their option, require such payment to be made to such Issuing Banks or Lenders in the Dollar Equivalent of such currency determined in accordance with Section 10.16.  With respect to any amount due and payable in any Acceptable Currency other than Dollars, the Borrower agrees to hold the Issuing Banks and Lenders harmless from any losses, if any, that are incurred by the Issuing Banks and Lenders arising from any change in the value of Dollars in relation to such currency between the date such payment became due and the date of payment thereof (other than losses incurred by any Issuing Bank or Lender due to the gross negligence or willful misconduct of such Issuing Bank or Lender).  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension.  All payments hereunder shall be made in Dollars, or, in the case of any payment to an Issuing Bank in respect of an LC Disbursement made in an Acceptable Currency other than Dollars, in such Acceptable Currency.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.5(b) or (c), 2.8, 2.22(d), 2.24(c) or (d), or 10.3(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

           (f)  Any amount paid by the Borrower for the account of any Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will be retained by the Administrative Agent in a segregated non-interest bearing account until the termination of the Extended Revolving Commitments at which time the funds in such account will be applied by the Administrative Agent, to the fullest extent permitted by law, in the following order of priority:  first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to an Issuing Bank or Swingline Lender under this Agreement, third to the payment of interest and fees due and payable to the Non-Defaulting Lenders, ratably in accordance with the  amounts of such interest and fees then due and payable to them, fourth to the payment of principal and unreimbursed LC Disbursements then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, fifth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and sixth to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

Section 2.23 Mitigation of Obligations. If any Lender requests compensation under Section 2.19, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.21, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.19 or Section 2.21, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.

Section 2.24 Letters of Credit.

(a) During the Extended Revolving Availability Period, each Issuing Bank, in reliance upon the agreements of the Extended Revolving Lenders pursuant to Section 2.24(d), agrees to issue, at the request of the Borrower, Letters of Credit for the account of the Borrower on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall expire no later than five (5) Business Days prior to the Extended Revolving Commitment Termination Date; (ii) each Letter of Credit shall be in a stated amount of at least $50,000, or, if denominated in any Acceptable Currency other than Dollars, the Dollar Equivalent of $50,000; (iii) any Letter of Credit in an Acceptable Currency other than Dollars shall be issued in the sole discretion of the relevant Foreign Currency Issuing Bank, and any Letter of Credit in Dollars issued by any Issuing Bank other than SunTrust Bank shall be in the sole discretion of such Issuing Bank; and (iv) the Borrower may not request any Letter of Credit, if, after giving effect to such issuance (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the aggregate Extended Revolving Credit Exposure of all Extended Revolving Lenders would exceed the Aggregate Extended Revolving Commitment Amount or (C) the Dollar Equivalent amount of the principal amount of outstanding Letters of Credit in Acceptable Currencies other than Dollars, determined in accordance with Section 10.17, would exceed in the aggregate the Foreign Currency Sublimit. Upon the issuance of each Letter of Credit, each Extended Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant Issuing Bank without recourse a participation in such Letter of Credit equal to such Extended Revolving Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. Each issuance of a Letter of Credit shall be deemed to utilize the Extended Revolving Commitment of each Lender by an amount equal to the amount of such participation.  As of the Fourth Restatement Date, each of the Existing Letters of Credit shall be deemed to have been issued under the Extended Revolving Commitments pursuant to this Section, each Extended Revolving Lender is deemed to have purchased a participation in all Existing Letters of Credit in accordance with this Section 2.24, and no Non-Extended Revolving Lender shall have any participation in such Existing Letters of Credit.  The Administrative Agent shall provide the Extended Revolving Lenders with relevant information concerning the LC Exposure upon written request, no more frequently than quarterly.

(b) To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the relevant Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the Acceptable Currency in which such Letter of Credit is to be issued (if other than Dollars), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment that increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the relevant Issuing Bank shall approve (which approval shall not be unreasonably withheld) and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the relevant Issuing Bank shall reasonably require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

(c) At least two (2) Business Days prior to the issuance of any Letter of Credit, the relevant Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice and if not, the relevant Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the relevant Issuing Bank has received notice from the Administrative Agent on or before the Business Day immediately preceding the date such Issuing Bank is to issue the requested Letter of Credit directing such Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in Section 2.24(a) or that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, the relevant Issuing Bank shall issue such Letter of Credit on the requested date in accordance with its usual and customary business practices.

(d) Each Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. Each Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether such Issuing Bank has made or will make a LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Extended Revolving Lenders with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse each Issuing Bank for any LC Disbursements paid by such Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind, such reimbursement to be made in the Acceptable Currency in which such Letter of Credit was issued, or if requested by the Borrower and acceptable to such Issuing Bank, in Dollars as converted pursuant to Section 10.16.  Unless the Borrower shall have notified the relevant Issuing Bank and the Administrative Agent prior to 12:00 noon on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse such Issuing Bank for the amount of such drawing in funds other than from the proceeds of Extended Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make a Extended Revolving Base Rate Borrowing on the date on which such drawing is honored in an amount in Dollars (which, if such Letter of Credit was issued in an Acceptable Currency other than Dollars, shall be the amount determined pursuant to Section 10.16 for the conversion of such Acceptable Currency into Dollars); of the exact amount due to such Issuing Bank; provided, that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 hereof shall not be applicable. The Administrative Agent shall notify the Extended Revolving Lenders of such Borrowing in accordance with Section 2.3, and each Extended Revolving Lender shall make the proceeds of its Extended Revolving Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of such Issuing Bank in accordance with Section 2.8. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse such Issuing Bank for such LC Disbursement.

(e) If for any reason a Revolving Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Extended Revolving Lender (other than the relevant Issuing Bank) shall be obligated to fund the participation that such Extended Revolving Lender purchased pursuant to subsection (a) in an amount equal to its Pro Rata Share (such Pro Rata Share to be determined after converting any Acceptable Currency to Dollars pursuant to Section 10.16, as applicable) of such LC Disbursement on and as of the date that such Base Rate Borrowing should have occurred.  Each Extended Revolving Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the relevant Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Extended Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the relevant Issuing Bank.  Whenever, at any time after any Issuing Bank has received from any such Extended Revolving Lender the funds for its participation in a LC Disbursement, such Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or such Issuing Bank, as the case may be, will distribute to such Extended Revolving Lender its Pro Rata Share of such payment; provided, that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Extended Revolving Lender will return to the Administrative Agent or such Issuing Bank any portion thereof previously distributed by the Administrative Agent or such Issuing Bank to it.

(f) To the extent that any Extended Revolving Lender shall fail to pay any amount required to be paid pursuant to paragraph (d) of this Section on the due date therefor, such Extended Revolving Lender shall pay interest to the relevant Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the greater of the Federal Funds Rate or a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, including the Overnight Foreign Currency Rate in the case of Letters of Credit denominated in Euros or in Pounds; provided, that if such Lender shall fail to make such payment to the relevant Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the rate set forth in Section 2.14(c).

(g) If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding that its reimbursement obligations with respect to the Letters of Credit be Cash Collateralized pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Banks and the Lenders, an amount in cash equal to the Dollar Equivalent of the LC Exposure as of such date plus any accrued and unpaid fees thereon; provided, that such obligation to Cash Collateralize the reimbursement obligations of the Borrower with respect to the Letters of Credit shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Section 8.1; provided, further, that as of each Calculation Date occurring after the initial Cash Collateralization of Letters of Credit, the Administrative Agent and any Foreign Currency Issuing Bank may request that additional cash collateral be deposited to the extent that the value of such cash collateral is less than the Dollar Equivalent of the LC Exposure on such Calculation Date as a result of currency exchange rate fluctuations. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Borrower agrees to execute any documents and/or certificates to effectuate the intent of this paragraph.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents. If the Borrower is required to Cash Collateralize its reimbursement obligations with respect to Letters of Credit as a result of the occurrence of an Event of Default, such cash collateral so posted (to the extent not so applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(h) Intentionally Omitted.

(i) The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

(i) Any lack of validity or enforceability of any Letter of Credit or this Agreement;

(ii) The existence of any claim, set-off, defense or other right that the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the relevant Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii) Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, if such documents on their face appear to be in order;

(iv) Payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document to such Issuing Bank that does not comply with the terms of such Letter of Credit;

(v) Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; or

(vi) The existence of a Default or an Event of Default.

None of the Administrative Agent, the Issuing Banks, the Lenders or any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the relevant Issuing Bank; provided, that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(j) Unless otherwise expressly agreed by the relevant Issuing Bank and the Borrower when a Letter of Credit is issued and subject to applicable laws, (i) each standby Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on the date such Letter of Credit is issued), and (ii) each documentary Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued).

Section 2.25 Increase of Commitments; Additional Lenders.  At any time before the Extended Revolving Commitment Termination Date, subject to the terms and conditions set forth herein, the Borrower may at any time and from time to time, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to add additional term loans or additional Extended Revolving Commitments (together, the “Incremental Extensions of Credit”) in minimum principal amounts of $10,000,000 (or $25,000,000 if a new Class of Term Loans is being created); provided that such amount may be less than $10,000,000 (or $25,000,000, as applicable) if such amount represents all the remaining available principal amount set forth below; provided, further, that (i) immediately prior to and after giving effect to any Incremental Facility Amendment (as defined below), no Default or Event of Default has occurred or is continuing or shall result therefrom, and (ii) the Borrower shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Article VI recomputed as of the last day of the most recently ended Fiscal Quarter for which financial statements are available.  The Incremental Extensions of Credit:

(a)           shall be in an aggregate principal amount (for this purpose, treating the full amount of all additional Extended Revolving Commitments as principal) not exceeding $200,000,000;

(b)           shall rank pari passu in right of payment and right of security in respect of the Collateral with the Revolving Loans and Term Loans;

(c)           in the case of additional Extended Revolving Commitments, shall, on the date of the effectiveness of the applicable Incremental Facility Amendment, be added to the then existing Extended Revolving Commitments, and all extensions of credit pursuant thereto shall have the same terms as those that apply to the extensions of credit pursuant to the existing Extended Revolving Commitments; and

(d)           in the case of additional term loans shall either (x) be added to, and form part of the same Class as, one or more Classes (as specified in the respective Incremental Facility Amendment) of theretofore outstanding Term Loans (in which case the same shall have the same terms as the respective Class or Classes to which it is added) or (y) shall represent a new Class of term loans, in which case such new Class of term loans shall have the same terms and be entitled to all of the same rights and privileges (other than amortization and maturity date, which shall be required to be in compliance with the following proviso, and other than pricing), as the Term Loans;  provided that (i) the Incremental Extensions of Credit in the form of term loans shall not have a final maturity date earlier than the Maturity Date or the Extended Revolving Commitment Termination Date then applicable to the latest-maturing Loans, and (ii) Incremental Extensions of Credit in the form of a new Class of term loans shall not have a weighted average life to maturity that is shorter than that of the then remaining weighted average life to maturity of the Class of Term Loans with the then longest remaining weighted average life to maturity.

The Borrower shall, in consultation with the Administrative Agent, determine whether to offer the opportunity to provide all or portions of the requested Incremental Extensions of Credit to one or more Lenders (the “Existing Lenders”) that have provided the then existing Extended Revolving Commitments (and extensions of credit pursuant thereto) and/or then outstanding Term Loans (collectively, the “Existing Extensions of Credit”), provided that no Existing Lender shall be obligated to provide any Incremental Extension of Credit unless it so agrees, and/or one or more additional banks, financial institutions or other Persons, it being understood that each bank, financial institution or other Person that elects to extend Incremental Extensions of Credit (each, an “Additional Lender”) shall be required to be reasonably satisfactory to the Borrower and the Administrative Agent (unless the Additional Lender is an Existing Lender) and, in the case of Incremental Extensions of Credit in the form of Extended Revolving Loans, the Issuing Banks, and shall become a Lender under this Agreement (or in the case of an Existing Lender, shall become an Additional Lender with respect to its Incremental Extensions of Credit) pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement giving effect to the modifications permitted by this Section and, as appropriate, the other Loan Documents and executed only by each Loan Party, each Additional Lender and the Administrative Agent.  Commitments in respect of Incremental Extensions of Credit shall be Commitments under this Agreement.  An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section.  The effectiveness of any Incremental Facility Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the following conditions:  (i) the conditions set forth in Section 3.2 (it being understood that all references to “the date of such Borrowing” in such Section 3.2 shall be deemed to refer to the Incremental Facility Closing Date), (ii) the Borrower and the Subsidiary Loan Parties shall have delivered such amendments, modifications and/or supplements to the Security Documents as are necessary or, in the reasonable opinion of the Administrative Agent, desirable to ensure that the Incremental Extensions of Credit are secured by, and entitled to the benefits of, the Security Documents, (iii) the Administrative Agent shall have received copies of resolutions executed by (x) the Borrower, authorizing the incurrence of such Incremental Extensions of Credit and (y) each other Loan Party, stating that such Incremental Extensions of Credit are entitled to benefits of the Security Documents and other Loan Documents and (iv) the Borrower shall have delivered to the Administrative Agent an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Borrower reasonably satisfactory to the Administrative Agent and dated such date, covering such of the matters set forth in the opinions of counsel delivered to the Administrative Agent on the Fourth Restatement Date pursuant to Section 3.1(b)(v) as may be reasonably requested by the Administrative Agent, and such other matters as the Administrative Agent may reasonably request (including the matters described in immediately preceding clause (iii)).  At the time of any provision of Revolving Commitments constituting Incremental Extensions of Credit pursuant to this Section, the Borrower shall, in coordination with the Administrative Agent, repay outstanding Extended Revolving Loans of certain of the Lenders with outstanding Extended Revolving Loans, and incur additional Extended Revolving Loans from certain other Lenders with outstanding Extended Revolving Loans or Extended Revolving Commitments (including the Additional Lenders with outstanding Extended Revolving Loans or Extended Revolving Commitments), in each case to the extent necessary so that all of the Lenders with Extended Revolving Commitments participate in each outstanding Borrowing of Extended Revolving Loans pro rata on the basis of their respective Extended Revolving Commitments (after giving effect to any increase in the Extended Revolving Commitments pursuant to this Section) and with the Borrower being obligated to pay to the respective Lenders any costs of the type referred to in Section 2.20 in connection therewith.

Section 2.26 Replacement of a Lender. If (i) Borrower is required pursuant to Section 2.19 or 2.21 to make any additional payment to any Lender, (ii) any Lender refuses to consent to a proposed amendment, modification, waiver, discharge or termination with respect to this Agreement that requires the consent of all Lenders (or all affected Lenders) pursuant to Section 10.2 and the same has been approved by the Required Lenders or all other affected Lenders, as applicable, or (iii) any Lender is a Defaulting Lender (any Lender described in clause (i), clause (ii) or clause (iii) being an “Affected Lender”), the Borrower may elect to replace the Revolving Commitment and/or Term Loans, as applicable, of such Affected Lender, provided that no Event of Default shall have occurred and be continuing at the time of such termination or replacement, and provided further that, concurrently with such replacement, (y) another bank or other Person that is satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash at par, the Revolving Credit Exposure and Term Loans of the Affected Lender pursuant to an Assignment and Acceptance and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 10.4 applicable to assignments, and (z) the Borrower shall pay to such Affected Lender in immediately available funds on the day of such replacement (A) all interest, fees and other amounts then accrued and unpaid that are owing to such Affected Lender by the Borrower hereunder to and including the date of termination, including payments due to such Affected Lender under Sections 2.19 and 2.21, and (B) an amount, if any, equal to the payment that would have been due to such Lender on the day of such replacement under Section 2.20 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender, in each case to the extent not paid by the purchasing lender.

Section 2.27 Defaulting Lenders.

(a)           If any Extended Revolving Lender becomes, and during the period it remains, a Defaulting Lender or Potential Defaulting Lender, the following provisions shall apply, notwithstanding anything to the contrary in this Agreement:

(1)           the LC Exposure and Swingline Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Extended Revolving Commitments;  provided that (a) the sum of each Non-Defaulting Lender’s total Extended Revolving Credit Exposure may not in any event exceed the Extended Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (b) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender; and

(2)           to the extent that any portion (the “unreallocated portion”) of the LC Exposure and Swingline Exposure of any Defaulting Lender cannot be so reallocated, for any reason, or with respect to the LC Exposure and Swingline Exposure of any Potential Defaulting Lender, the Borrower will, not later than two (2) Business Days after demand by the Administrative Agent (at the direction of the applicable Issuing Bank and/or the Swingline Lender), (a) Cash Collateralize the obligations of the Borrower to the Issuing Banks or Swingline Lender in respect of such LC Exposure or Swingline Exposure, as the case may be, in an amount at least equal to the aggregate amount of the unreallocated portion of the LC Exposure and Swingline Exposure of such Defaulting Lender or the LC Exposure and Swingline Exposure of such Potential Defaulting Lender, or (b) in the case of such Swingline exposure, prepay (subject to clause (4) below) and/or Cash Collateralize in full the unreallocated portion thereof, or (c) make other arrangements satisfactory to the Administrative Agent, the Issuing Banks and the Swingline Lender in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender;

provided that (a) the sum of each Non-Defaulting Lender’s Extended Revolving Credit Exposure may not in any event exceed the Extended Revolving Commitment of such Non-Defaulting Lender, and (b) neither any such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto nor any such Cash Collateralization or reduction will constitute a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender or Potential Defaulting Lender, or cause such Defaulting Lender or Potential Defaulting Lender to be a Non-Defaulting Lender;

(b)           If the Borrower, the Administrative Agent, the Issuing Banks and the Swingline Lender agree in writing that any Defaulting Lender should no longer be deemed to be a Defaulting Lender or a Potential Defaulting Lender should no longer be deemed to be a Potential Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, the LC Exposure and the Swingline Exposure of the other Extended Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Extended Revolving Commitment, and such Lender will purchase at par such portion of outstanding Extended Revolving Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Extended Revolving Credit Exposure of the Lenders to be on a pro rata basis in accordance with their respective Extended Revolving Commitments, whereupon such Lender will cease to be a Defaulting Lender or Potential Defaulting Lender and will be a Non-Defaulting Lender (and such Extended Revolving Credit Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing), and if any cash collateral has been posted with respect to such Defaulting Lender or Potential Defaulting Lender, the Administrative Agent will promptly return such cash collateral to the Borrower; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Potential Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder.

    ARTICLE III

CONDITIONS PRECEDENT

Section 3.1 Conditions To Effectiveness. The amendment and restatement of the Existing Credit Agreement as provided herein, the extension of the termination date of the Extended Revolving Commitments and the other amendments contained in this Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2).

(a) The Administrative Agent shall have received payment of (i) amendment fees for the ratable benefit of those Lenders executing this Agreement (whether or not such Lender agrees to provide an Extended Revolving Commitment) equal to 10 basis points of the aggregate Revolving Commitments and outstanding Term Loan for such Lenders, (ii) extension fees for the ratable benefit of those Lenders that agree to provide Extended Revolving Commitments (after giving effect to this Agreement) equal to 50 basis points of the aggregate Extended Revolving Commitments of such Lenders after giving effect to this Agreement, and (iii) all fees and other amounts due and payable on or prior to the Fourth Restatement Date, including reimbursement or payment of other fees and all out-of-pocket expenses of the Administrative Agent and the Lead Arranger (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or SunTrust Robinson Humphrey, Inc. as a Lead Arranger.

(b) The Administrative Agent (or its counsel) shall have received the following:

(i) a counterpart of this Agreement (or an amendment to the Existing Credit Agreement that amends and restates the Existing Credit Agreement as set forth herein) signed by or on behalf of the Borrower, the Administrative Agent, Lenders that constitute Required Lenders and Lenders providing Extended Revolving Commitments hereunder in an aggregate committed principal amount of at least $250,000,000, or written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic mail transmission of a signed signature page of this Agreement or such amendment, as the case may be) that such party has signed a counterpart of this Agreement or such amendment, as the case may be;

(ii) a reaffirmation of the Subsidiary Guarantee Agreement, the Security Documents and the perfection of the liens evidenced by the Security Documents, duly executed by all Loan Parties and in form and substance reasonably satisfactory to the Administrative Agent;

(iii) a certificate of an authorized officer of (x) the Borrower, attaching and certifying copies of its bylaws and of the resolutions of its board of directors, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of the Borrower executing the Loan Documents to which it is a party and (y) each other Loan Party, attaching and certifying copies the resolutions of its board of directors (or other managers), authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;

(iv) certified copies of the certificate of incorporation or other organizational documents of the Borrower, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of incorporation of each Loan Party unless such documents are contemplated to be delivered after the Restatement Date pursuant to Section 5.12;

(v) a favorable written opinion of Bass, Berry & Sims PLC, counsel to the Loan Parties, and such other written opinions as may be reasonably requested by the Administrative Agent, addressed to the Administrative Agent for the benefit of the Lenders, covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;

(vi) a certificate, dated the Fourth Restatement Date and signed by a Responsible Officer, confirming compliance with the conditions set forth in paragraphs (a), (b) and (c) of Section 3.2; and

(vii) the audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2009 and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended prepared by Ernst & Young, LLP, and financial projections in reasonable detail prepared on an annual basis for the Fiscal Years 2010 through 2013.

Without limiting the generality of the provisions of this Section 3.1, for purposes of determining compliance with the conditions specified in this Section 3.1, each Lender that executes this Agreement (or the amendment to the Existing Credit Agreement that amends and restates the Existing Credit Agreement as set forth herein, as the case may be) shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Fourth Restatement Date specifying its objection thereto.

Section 3.2 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:

(a) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;

(b) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, extension or renewal of such Letter of Credit, in each case before and after giving effect thereto, except for (i) representations and warranties effective as of a specified date, which shall remain true and correct as of such specified date, and (ii) changes in facts and circumstances that are not prohibited by the terms of this Agreement;

(c) since the date of the most recent financial statements of the Borrower described in Section 4.4 there shall have been no change that has had or could reasonably be expected to have a Material Adverse Effect;

(d) the Borrower shall have delivered the required Notice of Borrowing; and

(e) the Administrative Agent shall have received such other documents, certificates, information or legal opinions as the Administrative Agent or the Required Lenders may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent or the Required Lenders.

In addition to other conditions precedent herein set forth, if any Extended Revolving Lender is a Defaulting Lender or a Potential Defaulting Lender at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Issuing Bank will be required to issue, amend or increase any Letter of Credit and the Swingline Lender will not be required to make any Swingline Loans, unless in each case it is satisfied that all related LC Exposure and Swingline Exposure of such Defaulting Lender or Potential Defaulting Lender is fully covered or eliminated by any combination satisfactory to the relevant Issuing Bank or the Swingline Lender, as the case may be, of the following:

(i) in the case of a Defaulting Lender, the LC Exposure and Swingline Exposure of such Defaulting Lender is reallocated, as to outstanding and future Letters of Credit and Swingline Exposure, to the Non-Defaulting Lenders as provided in Section 2.27(a)(1) above; and

(ii) in the case of a Defaulting Lender or a Potential Defaulting Lender, without limiting the provisions of Section 2.27(a)(2) above, the Borrower Cash Collateralizes its payment and reimbursement obligations with respect to such Letter of Credit or Swingline Loan in an amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender or Potential Defaulting Lender in respect of such Letter of Credit or Swingline Loan, or the Borrower makes other arrangements satisfactory to the Administrative Agent, the Issuing Banks and the Swingline Lender, as the case may be, to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender;

provided that (a) the sum of each Non-Defaulting Lender’s Extended Revolving Credit Exposure may not in any event exceed the Extended Revolving Commitment of such Non-Defaulting Lender, and (b) neither any such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto nor any such Cash Collateralization or reduction will constitute a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Extended Revolving Lender may have against such Defaulting Lender or Potential Defaulting Lender, or cause such Defaulting Lender or Potential Defaulting Lender to be a Non-Defaulting Lender.

Each Borrowing and each issuance, amendment, extension or renewal of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

Section 3.3 Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.

                           ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and each Lender as follows:

Section 4.1 Existence; Power. The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation or limited liability company, as applicable, under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 4.2 Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational action. This Agreement has been duly executed and delivered by the Borrower, and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3 Governmental Approvals; No Conflicts. The execution, delivery and performance by the Borrower of this Agreement, and by each Loan Party of the other Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect or where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Borrower or any of its Subsidiaries or any of its material assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any material asset of the Borrower or any of its Subsidiaries, except Liens (if any) created under the Loan Documents.

Section 4.4 Financial Statements. The Borrower has furnished to each Lender (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2009 and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended prepared by Ernst & Young, LLP.  The financial statements described above fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of the date(s) thereof and the consolidated results of operations of the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2009 in conformity with GAAP.  Since December 31, 2009, there have been no changes with respect to the Borrower and its Subsidiaries that have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

Section 4.5 Litigation and Environmental Matters.

(a) Except as set forth on Schedule 4.5(a), no litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

(b) Except for any matters that would not constitute a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 4.6 Compliance with Laws and Agreements. The Borrower and each Subsidiary is in compliance with (a) all applicable laws, rules, regulations and orders of any Governmental Authority, and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.7 Investment Company Act, Etc. Neither the Borrower nor any of its Subsidiaries is (a) an “investment company”, as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt.

Section 4.8 Taxes. The Borrower and its Subsidiaries have timely filed or caused to be filed (or have obtained permitted extensions for) all Federal income tax returns and, to the knowledge of Borrower, have filed or caused to be filed (or have obtained permitted extensions for) all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (i) to the extent the failure to do so would not have a Material Adverse Effect or (ii) where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves.

Section 4.9 Margin Regulations. None of the proceeds of any of the Loans or Letters of Credit will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such terms under Regulation U as now and from time to time hereafter in effect (except in a manner that is permitted by Regulation U) or for any purpose that violates the provisions of Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System.

Section 4.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

Section 4.11 Ownership of Property.

(a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business.

(b) Each of the Borrower and its Subsidiaries owns, or is licensed, or otherwise has the right, to use, all material patents, trademarks, service marks, tradenames, copyrights and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe on the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not have a Material Adverse Effect.

Section 4.12 Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, as of the Closing Date that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Executive Summary (with respect to information contained therein concerning the Borrower and its Subsidiaries) nor any of the reports (including reports that the Borrower is required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading; provided, that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 4.13 Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, and no significant unfair labor practice charges or grievances are pending against the Borrower or any of its Subsidiaries, or to the Borrower’s knowledge, threatened against any of them before any Governmental Authority, which individually or in the aggregate would result in a Material Adverse Effect. All payments due from the Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.14 Subsidiaries. Schedule 4.14 sets forth the name of, the ownership interest of the Borrower in, the jurisdiction of incorporation of, and the type of, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, Restricted Subsidiary or Foreign Subsidiary in each case as of the Fourth Restatement Date.

Section 4.15 OFAC.  None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower or any Guarantor (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries.  No part of the proceeds of any Loans hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 4.16 Patriot Act.  Neither any Loan Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended or any enabling legislation or executive order relating thereto.  Neither any Loan Party nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act.  None of the Loan Parties (i) is a blocked person described in section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

Section 4.17 Solvency.  After giving effect to the execution and delivery of the Loan Documents and the making of the Loans under this Agreement, the Borrower is Solvent.  “Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.

                          ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or the principal of and interest on any Loan or any fee or any LC Disbursement remains unpaid or any Letter of Credit remains outstanding:

Section 5.1 Financial Statements and Other Information. The Borrower will deliver to the Administrative Agent and each Lender:

(a) as soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audited report for such Fiscal Year for the Borrower and its Subsidiaries, containing a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by Ernst & Young, LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower’s previous Fiscal Year, all certified by a Responsible Officer or treasurer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as available and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year, an unaudited balance sheet of each Foreign Subsidiary as of the end of such Fiscal Quarter and the related unaudited statements of income and cash flows of such Foreign Subsidiary for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the previous Fiscal Year, all certified by a Responsible Officer or treasurer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of such Foreign Subsidiary on a consolidating basis in accordance with GAAP (or other appropriate accounting principles applicable to such Foreign Subsidiary), subject to normal year-end audit adjustments and the absence of footnotes

(d) concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a certificate of a Responsible Officer, (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action the Borrower has taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with Article VI and (iii) stating whether any change in GAAP or the application thereof has occurred since the date of the Borrower’s audited financial statements referred to in Section 4.4 and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(f) promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any Subsidiary as the Administrative Agent or any Lender may reasonably request.

Section 5.2 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any Subsidiary which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any event or any other development by which the Borrower or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(d) the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $5,000,000; and

(e) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3 Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business (to the extent a failure to do so would have a Material Adverse Effect) and will continue to engage in substantially the same business as presently conducted or such other businesses that are reasonably related thereto; provided, that nothing in this Section shall prohibit any merger, consolidation, conversion, liquidation or dissolution permitted under Section 7.3.

Section 5.4 Compliance with Laws, Etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its properties, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.5 Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities (including all tax liabilities and claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.6 Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all material dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Borrower in conformity with GAAP.

Section 5.7 Visitation, Inspection, Etc. The Borrower will, and will cause each of its Subsidiaries to, permit any representative of the Administrative Agent or any Lender to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrower.  During the course of the aforementioned visitations, inspections, examinations and discussions, representatives of the Administrative Agent and the Lenders may encounter individually identifiable healthcare information or other confidential information relating to healthcare patients (collectively, the “Confidential Healthcare Information”).  Unless otherwise required by law, the Administrative Agent and any Lender, and their respective representatives, shall not disclose, compile, aggregate, remove from the properties of the Borrower or any of its Subsidiaries or record in any manner any Confidential Healthcare Information, and shall not require the Borrower or any of its Subsidiaries to violate any laws, regulations or ordinances intended to protect the privacy rights of healthcare patients, including the Health Insurance Portability and Accountability Act of 1996, as amended, and the rules and regulations promulgated thereunder.

Section 5.8 Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, except for ordinary wear and tear, if the failure to do so, either individually or it the aggregate, could reasonably be expected to result in a Material Adverse Effect, (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations and (c) cause the Administrative Agent to be named as an additional insured on all general liability insurance policies maintained by the Borrower and its Subsidiaries and maintain the lender loss payable endorsement with respect to all property/casualty policies covering Collateral (or its equivalent).   So long as no Event of Default has occurred and is continuing, the Administrative Agent will release to the Borrower (or the applicable Subsidiary) any property/casualty insurance proceeds paid to the Administrative Agent to be used in a manner not prohibited by this Agreement.

Section 5.9 Use of Proceeds and Letters of Credit. The Borrower will use the proceeds of the Revolving Loans to refinance the outstanding Indebtedness evidenced by the Existing Credit Agreement, to finance working capital needs, to finance Acquisitions permitted by the terms hereof, to finance the repurchase of Borrower's common stock in accordance with the terms hereof, to finance capital expenditures and for other general corporate purposes of the Borrower and its Subsidiaries.  The Borrower used the proceeds of the Term Loans as provided in the Existing Credit Agreement.  The Borrower will use Letters of Credit for general corporate purposes of the Borrower and its Subsidiaries.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.

Section 5.10 Additional Subsidiaries.

(a) If any Domestic Subsidiary is acquired or formed after the Closing Date, the Borrower will, within ten (10) Business Days after such Domestic Subsidiary is acquired or formed, notify the Administrative Agent thereof and within thirty (30) days thereafter will cause such Domestic Subsidiary to become a Subsidiary Loan Party by executing supplements or joinders to the Subsidiary Guarantee Agreement and the Assignment and Security Agreement, in form and substance reasonably satisfactory to the Administrative Agent, and will cause such Domestic Subsidiary to deliver simultaneously therewith similar documents applicable to a Subsidiary Loan Party required under Section 3.1 as reasonably requested by the Administrative Agent. If a Restricted Subsidiary actively engages in business or acquires assets in excess of $250,000 after the Closing Date, the Borrower will, within ten (10) Business Days after such Restricted Subsidiary engaged in business or has such assets, notify the Administrative Agent thereof and promptly thereafter (but in no event more than thirty (30) days after such notice) will cause such Restricted Subsidiary to become a Subsidiary Loan Party by executing supplements or joinders to the Subsidiary Guarantee Agreement and the Assignment and Security Agreement, in form and substance reasonably satisfactory to the Administrative Agent, and will cause such Restricted Subsidiary to deliver simultaneously therewith similar documents applicable to a Subsidiary Loan Party required under Section 3.1 as reasonably requested by the Administrative Agent. Such Restricted Subsidiary shall thereafter become a Subsidiary Loan Party for all purposes hereunder.

(b) If a Foreign Subsidiary is acquired or formed after the Closing Date and is owned directly by the Borrower or a Subsidiary Loan Party, the Borrower will, within ten (10) Business Days after such Foreign Subsidiary is acquired or formed, notify the Administrative Agent thereof, and within thirty (30) days thereafter the Borrower will execute, or will cause such Subsidiary Loan Party to execute, a supplement or joinder to the Pledge Agreement, in form and substance reasonably satisfactory to the Administrative Agent, together with all other documents and certificates necessary to perfect a first priority Lien on the stock or other equity interest of such Foreign  Subsidiary  pledged under the Pledge Agreement.  The Borrower will also, or will also cause such Subsidiary Loan Party to, deliver simultaneously therewith similar documents required under Section 3.1 as reasonably requested by the Administrative Agent.  The Pledge Agreement shall create a valid and first priority Lien on 65% of the voting Capital Stock (or other voting equity interests) and 100% of the non-voting Capital Stock (or other non-voting equity interests) of such Foreign Subsidiary (or such lesser percentages as may be required to avoid any adverse tax consequences under applicable laws and regulations).

(c) If a Domestic Subsidiary is acquired or formed after the Closing Date and is owned directly by the Borrower or a Subsidiary Loan Party, the Borrower will, within ten (10) Business Days after such Domestic Subsidiary is acquired or formed, notify the Administrative Agent thereof, and within thirty (30) days thereafter the Borrower will execute, or will cause such Subsidiary Loan Party to execute, a supplement or joinder to the Pledge Agreement, in form and substance satisfactory to the Administrative Agent, together with all other documents and certificates necessary to perfect a first priority Lien on the stock or other equity interests of such Domestic Subsidiary pledged under the Pledge Agreement.  The Borrower will also, or will also cause such Subsidiary Loan Party to, deliver simultaneously therewith similar documents required under Section 3.1 as reasonably requested by the Administrative Agent. The Pledge Agreement shall create a valid and first priority Lien on all voting Capital Stock (or other voting equity interests) and all non-voting Capital Stock (or other non-voting equity interests) of such Domestic Subsidiary.

Section 5.11 Additional Assets. Within ten (10) days after receipt of written notice from the Administrative Agent, the Borrower and any Subsidiary Loan Party shall execute such security agreements, collateral assignments, deeds of trust, mortgages, pledge agreements, or similar agreements, and take all such necessary steps (including filings and recordings with appropriate governmental offices), all at the Borrower’s expense, as may be reasonably requested by the Administrative Agent to obtain on behalf of the Lenders a Lien against any presently existing or hereafter acquired material asset of the Borrower and each Subsidiary Loan Party.

Section 5.12 Post-Closing Covenant.  No later than 25 Business Days after the Restatement Date, the Borrower shall deliver to the Administrative Agent certificates of good standing or existence, as may be available from the Secretary of State of New York for each of Alignis of New York, Inc. and AlignisOne of New York IPA, Inc.  Representations and warranties herein and in the other Loan Documents regarding the existence and/or good standing of these Subsidiaries are subject to receipt of the aforesaid certificates.

                           ARTICLE VI

FINANCIAL COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or the principal of or interest on or any Loan remains unpaid or any fee or any LC Disbursement remains unpaid or any Letter of Credit remains outstanding:

Section 6.1 Ratio of Consolidated Total Funded Debt to Consolidated EBITDA. As of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ended March 31, 2010, the Borrower and its Subsidiaries shall maintain on a consolidated basis a ratio of Consolidated Total Funded Debt to Consolidated EBITDA that is not greater than 3.50:1.00 (the “Required Threshold”); provided however, that if during any Fiscal Quarter the Borrower consummates one or more Acquisitions permitted herein that in the aggregate equals or exceeds $50,000,000, then and in such event the Required Threshold for such Fiscal Quarter and the following two Fiscal Quarters shall be increased to 4.00:1.00 (the “Post-Acquisition Required Threshold”).  The Borrower’s compliance with this requirement shall be calculated on a rolling four-quarter basis, measured on the last day of each Fiscal Quarter.  Consolidated EBITDA shall include the Consolidated EBITDA on a Pro Forma Basis of the Person(s) acquired in such Acquisition(s), subsequent to the date(s) of such Acquisition(s) for a period not to exceed four Fiscal Quarters so long as the calculation thereof is done in a manner reasonably calculated to be consistent with GAAP and such calculation is set forth in the supporting calculations to a covenant compliance certificate as detailed and measured to the Administrative Agent's reasonable satisfaction.

Section 6.2 Fixed Charge Coverage Ratio. The Borrower will have as of the end of each Fiscal Quarter, a Fixed Charge Coverage Ratio of at least 1.50 to 1.0.  Borrower’s compliance with this ratio shall be measured at the end of each Fiscal Quarter, and calculated for such quarter and the three preceding Fiscal Quarters taken as a whole. In calculating the Fixed Charge Coverage Ratio, Consolidated EBITDA shall include the Consolidated EBITDA on a Pro Forma Basis of the Persons(s) acquired in such Acquisition(s) subsequent to the date(s) of such Acquisition(s) for a period not to exceed four Fiscal Quarters so long as the calculation thereof is done in a manner reasonably calculated to be consistent with GAAP and such calculation is set forth in the supporting calculations to a covenant compliance certificate as detailed and measured to the Administrative Agent's reasonable satisfaction.

Section 6.3 Consolidated Net Worth. The Borrower will not permit its Consolidated Net Worth at any time to be less than an amount equal to (i) $163,897,000, plus (ii) 75% of positive Consolidated Net Income on a cumulative basis for all Fiscal Quarters commencing with the Fiscal Quarter ending on November 30, 2005 (provided, that if Consolidated Net Income is negative in any Fiscal Quarter the amount added for such Fiscal Quarter shall be zero and such negative Consolidated Net Income shall not reduce the amount of Consolidated Net Income added from any previous Fiscal Quarter), plus (iii) 100% of the amount by which the Borrower’s “total stockholders’ equity” is increased as a result of any public or private equity offering of equity securities by the Borrower after the Closing Date (and promptly upon the completion of such offering, the Borrower shall notify the Administrative Agent in writing of the amount of such increase in “total stockholders’ equity”), minus (iv) charges taken on or after March 5, 2009, pursuant to FASB 142 for the impairment of goodwill in an aggregate amount not to exceed $150,000,000.

                        ARTICLE VII

NEGATIVE COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or the principal of or interest on any Loan remains unpaid or any fee or any LC Disbursement remains unpaid or any Letter of Credit remains outstanding:

Section 7.1 Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness created pursuant to the Loan Documents;

(b) Indebtedness existing on the date hereof and set forth on Schedule 7.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;

(c) Indebtedness of the Borrower owing to any Domestic Subsidiary and of any Domestic Subsidiary owing to the Borrower or any other Domestic Subsidiary;

(d) Hedging Obligations permitted by permitted by Section 7.10;

(e) other unsecured Indebtedness of Loan Parties in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;

(f) Capital Lease Obligations and secured purchase money indebtedness of Loan Parties not in excess of $40,000,000 in the aggregate outstanding at any time;

(g) Indebtedness (secured or unsecured) of Foreign Subsidiaries in an aggregate principal amount not to exceed the equivalent of $30,000,000 at any time outstanding, provided, however, that no change in currency exchange rates subsequent to an incurrence of Indebtedness permitted by this provision shall result in a violation of this provision;

(h) Indebtedness consisting of any Guarantee by the Borrower or any Subsidiary of the Indebtedness of a Foreign Subsidiary allowable under subsection (g) of this Section;

(i) Indebtedness of a Foreign Subsidiary to the Borrower or a Domestic Subsidiary, subject to the limitation in Section 7.4(g); and

(j) Permitted Subordinated Debt.

Section 7.2 Negative Pledge. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of their respective assets or property now owned or hereafter acquired or, except:

(a) Liens securing the Obligations, provided, however, that no Liens may secure Hedge/Cash Management Exposure without also securing all Obligations arising under the Loan Documents on a basis at least pari passu with such Hedge/Cash Management Exposure and subject to the priority of payments set forth in Section 8.2;

(b) Permitted Encumbrances;

(c) any Liens on any property or asset of the Borrower or any Subsidiary existing on the Fourth Restatement Date set forth on Schedule 7.2; provided, that such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary;

(d) purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of such fixed or capital assets or to secure Indebtedness allowable under Section 7.1 incurred solely for the purpose of financing the acquisition of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided, that (i) such Lien secures Indebtedness permitted by Section 7.1(f), (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition thereof; (iii) such Lien does not extend to any other asset; and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring such fixed or capital assets;

(e) any Lien (i) existing on any asset of any Person at the time such Person becomes a Subsidiary of the Borrower, (ii) existing on any asset of any Person at the time such Person is merged with or into the Borrower or any Subsidiary of the Borrower or (iii) existing on any asset prior to the acquisition thereof by the Borrower or any Subsidiary of the Borrower; provided, that any such Lien was not created in the contemplation of any of the foregoing and any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition;

(f) any Lien on the assets of a Foreign Subsidiary securing Indebtedness of a Foreign Subsidiary allowable under Section 7.1(g); and

(g) extensions, renewals, or replacements of any Lien referred to in paragraphs (a) through (f) of this Section; provided, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.

Section 7.3 Fundamental Changes.

(a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (i) the Borrower or any Subsidiary may merge with a Person if the Borrower (or such Subsidiary if the Borrower is not a party to such merger) is the surviving Person or if the surviving Person is a Domestic Subsidiary thereafter and complies with Section 5.10, (ii) any Subsidiary may merge into another Subsidiary; provided that a Domestic Subsidiary may not merge into a Foreign Subsidiary; and provided that if any party to such merger is a Subsidiary Loan Party, a Subsidiary Loan Party shall be the surviving Person, (iii) a Foreign Subsidiary may merge into another Foreign Subsidiary, (iv) any Subsidiary may be converted into a limited liability company if it complies with the provisions of Section 5.10, to the extent applicable, (v) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to a Subsidiary Loan Party and (vi) any Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided, that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless the corresponding Investment (as defined in Section 7.4), if any, is also permitted by Section 7.4.

(b) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto.

Section 7.4 Investments, Loans, Etc. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any common stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, except:

(a) Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 7.4 (including Investments in Domestic Subsidiaries);

(b) Permitted Investments;

(c) Guarantees constituting Indebtedness permitted by Section 7.1;

(d) loans or advances to employees, officers or directors of the Borrower or any Subsidiary in the ordinary course of business for travel, relocation and related expenses;

(e) Investments made by the Borrower in or to any Domestic Subsidiary and by any Domestic Subsidiary in or to the Borrower or another Domestic Subsidiary;

(f) Investments by Foreign Subsidiaries that are held or made outside the United States of the same or similar quality as Permitted Investments and Investments by a Foreign Subsidiary in another Foreign Subsidiary;

(g) Investments by the Borrower or any Domestic Subsidiary in any Foreign Subsidiaries in an aggregate principal amount not to exceed $75,000,000 at any time outstanding;

(h) Hedging Transactions permitted by Section 7.10;

(i) Investments described in Section 7.5(iii);

(j) Investments consisting of the Acquisition of assets of or equity interests in third parties provided (i) such Acquisition is in the same line of business or supports the primary business activities of Borrower and its Subsidiaries or is a business reasonably related to the business that Borrower and its Subsidiaries were engaged in on the Closing Date; (ii) after giving effect to the Acquisition, the Borrower would have been in compliance with Section 6.1 (calculated on a Pro Forma Basis taking into account such Acquisition) measured as of the last day of the most recently ended Fiscal Quarter or Fiscal Year for which the Borrower has delivered financial statements to the Administrative Agent hereunder; (iii) no Default or Event of Default exists or would exist taking into account such Acquisition; and (iv) if the consideration for one or more Acquisitions exceeds in the aggregate $50,000,000 in any Fiscal Quarter, the Administrative Agent has received, prior to consummation of the Acquisition that causes such amount to be exceeded, a Pro Forma Compliance Certificate demonstrating compliance with Section 6.1; and

                      (k)           Other Investments in an aggregate amount not to exceed $50,000,000 at any time outstanding.

Notwithstanding any provisions in this Section to the contrary, the Borrower will not, and will not permit its Subsidiaries to, make Investments in a Restricted Subsidiary after the date of this Agreement.

Section 7.5 Restricted Payments. The Borrower will not, and will not permit its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except for (i) dividends payable by the Borrower solely in shares of any class of its common stock, (ii) Restricted Payments made by any Subsidiary ratably to the Borrower, any other Subsidiaries of the Borrower and any other minority shareholders of a Subsidiary of Borrower, and (iii) Restricted Payments paid in cash in an aggregate amount not to exceed $200,000,000 in the aggregate during the term hereof so long as no Default or Event of Default has occurred and is continuing at the time such Restricted Payment is paid or made.  Notwithstanding any provisions in this Section to the contrary, the Borrower will not, and will not permit its Subsidiaries to, make a Restricted Payment to a Restricted Subsidiary and the Borrower will not, and will not permit its Domestic Subsidiaries to, make a Restricted Payment to a Foreign Subsidiary except as an Investment permitted under Section 7.4 (g).

Section 7.6 Sale of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of, any of its assets, business or property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s common stock, to any Person other than the Borrower or a Subsidiary Loan Party, except:

(a) the sale or other disposition for fair market value of obsolete or worn-out property or other property not necessary for operations disposed of in the ordinary course of business;

(b) the sale of inventory and Permitted Investments, and the licensing of intangible property, in the ordinary course of business;

(c) the sale or other disposition of assets in a transaction permitted under Section 7.3(a); and

(d) other sales or Dispositions of assets with a fair market value that does not exceed in the aggregate $20,000,000 in any four Fiscal Quarter period.

Section 7.7 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliates, and which are not prohibited by Section 7.4 and (c) any Restricted Payment permitted by Section 7.5.

Section 7.8 Restrictive Agreements. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, as security for the Obligations, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its common stock, to make or repay loans or advances to the Borrower or any other Subsidiary, to Guarantee Indebtedness of the Borrower or any other Subsidiary or to transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) shall not apply to customary provisions in real property or equipment leases restricting the assignment thereof.

Section 7.9 Sale and Leaseback Transactions. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

Section 7.10 Hedging Transactions. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.  Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

Section 7.11 Status of Incorporation and Formation. Except in a transaction permitted by Section 7.3(a), the Borrower will not permit any Subsidiary Loan Party to change its state of incorporation or formation without giving thirty (30) days’ prior written notice to the Administrative Agent.

Section 7.12 Accounting Changes. Subject to Section 1.3, the Borrower will not, and will not permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any Subsidiary, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Borrower.

Section 7.13 Permitted Subordinated Debt.

(a) The Borrower will not, and will not permit any of its Subsidiaries to (i) prepay, redeem, repurchase or otherwise acquire for value any Permitted Subordinated Debt, or (ii) make any principal, interest or other payments on any Permitted Subordinated Debt that is not expressly permitted by the subordination provisions of the Subordinated Debt Documents.

(b) The Borrower will not, and will not permit any of its Subsidiaries to, agree to or permit any amendment, modification or waiver of any provision of any Subordinated Debt Document if the effect of such amendment, modification or waiver is to (i) increase the interest rate on such Permitted Subordinated Debt or change (to earlier dates) the dates upon which principal and interest are due thereon; (ii) alter the redemption, prepayment or subordination provisions thereof in a manner adverse to the Administrative Agent or the Lenders; (iii) alter the covenants and events of default in a manner that would make such provisions more onerous or restrictive to the Borrower or any such Subsidiary; or (iv) otherwise increase the obligations of the Borrower or any Subsidiary in respect of such Permitted Subordinated Debt or confer additional rights upon the holders thereof which individually or in the aggregate would be materially adverse to the Borrower or any of its Subsidiaries or to the Administrative Agent or the Lenders.

                           ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1  Events of Default. If any of the following events (each an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement on the date such payment became due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three days; or

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect when made or deemed made or submitted; or

(d) the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.2, Section 5.3 (with respect to the Borrower’s existence) or Articles VI or VII; or

(e) any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above), and such failure shall remain unremedied for 30 days after the earlier of (i) any Responsible Officer of the Borrower becomes aware of such failure, or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(f) the Borrower or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of or premium or interest on any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable; or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

(g) the Borrower or any Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i) the Borrower or any Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts generally as they become due; or

(j) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrower and the Subsidiaries in an aggregate amount exceeding $5,000,000; or

(k) any judgment or order for the payment of money in excess of $10,000,000 in the aggregate shall be rendered against the Borrower or any Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(l) any non-monetary judgment or order shall be rendered against the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m)  a Change in Control shall occur or exist; or

(n) any provision of the Subsidiary Guarantee Agreement or any Security Document shall for any reason cease to be valid and binding on, or enforceable against, any Subsidiary Loan Party, or any Subsidiary Loan Party shall so state in writing, or any Subsidiary Loan Party shall seek to terminate its liability under the Subsidiary Guarantee Agreement; or

(o) a default shall exist under the Subsidiary Guarantee Agreement or any Security Document, subject to any cure periods or grace periods therein; or

(p) an Event of Default shall exist under any other agreements evidencing Indebtedness owed to any of the Lenders or under any Hedging Transaction with a Lender-Related Hedge Provider (taking into account any applicable notice and cure or grace period provisions thereof);

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately; (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) exercise all remedies contained in any other Loan Document; and if an Event of Default specified in either clause (g) or (h) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 8.2   Application of Proceeds from Collateral. All proceeds from each sale of, or other realization upon, all or any part of the Collateral by the Administrative Agent or any of the Lenders that occurs after the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, have been declared, or deemed to be, due and payable immediately pursuant to the last paragraph of Section 8.1 or after the Administrative Agent forecloses on any of the Collateral, shall be applied as follows:

first, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the Collateral and due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

second, to the fees and other reimbursable expenses of the Administrative Agent and the Issuing Bank then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

fourth, to the fees due and payable under Section 2.15(b) and (c) and interest then due and payable under the terms hereof, until the same shall have been paid in full;

fifth, to the aggregate outstanding principal amount of the Loans, the LC Exposure and the Hedge/Cash Management Exposure of the Borrower and its Subsidiaries, to the extent secured pursuant to the Loan Documents, until the same shall have been paid in full, allocated pro rata among the Lenders and any Affiliates of Lenders that hold such Obligations based on their respective pro rata shares of the aggregate amount of such Obligations;

sixth, to additional cash collateral for the aggregate amount of all outstanding Letters of Credit until the aggregate amount of all cash collateral held by the Administrative Agent pursuant to this Agreement is equal to 102% of the LC Exposure after giving effect to the foregoing clause fifth; and

seventh, to the extent any proceeds remain, to the Borrower or any other Loan Party entitled thereto.

All amounts allocated pursuant to the foregoing clauses third through fifth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares; provided, however, that all amounts allocated to that portion of the LC Exposure comprised of the aggregate undrawn amount of all outstanding Letters of Credit pursuant to clause fifth and sixth shall be distributed to the Administrative Agent, rather than to the Extended Revolving Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent for the benefit of the Issuing Bank and the Extended Revolving Lenders as cash collateral for the LC Exposure, such account to be administered in accordance with Section 2.24(g).

                 ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1 Appointment of Administrative Agent.

(a) Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent and the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

(b) Each Issuing Bank shall act on behalf of the Extended Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for each Issuing Bank with respect thereto; provided, that each Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as though the term “Administrative Agent” as used in this Article IX included each Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to each Issuing Bank.

Section 9.2 Nature of Duties of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.3 Lack of Reliance on the Administrative Agent. Each of the Lenders, the Swingline Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swingline Lender and the Issuing Banks also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 9.4 Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 9.5 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6 The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “holders of notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

Section 9.7 Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrower provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.

(b) Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article IX shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

(c)           In addition to the foregoing, if an Extended Revolving Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default has arisen from a failure of the Borrower to comply with Section 2.27(a), then each Issuing Bank and the Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank or as Swingline Lender, as the case may be, effective at the close of business New York time on a date specified in such notice (which date may not be less than five Business Days after the date of such notice).

Section 9.8 Withholding Tax.  To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

Section 9.9 Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and

(ii)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

Section 9.10 Authorization to Execute other Loan Documents.  Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents other than this Agreement.

Section 9.11 Documentation Agent; Syndication Agent.  Each Lender hereby designates U.S. Bank National Association and Regions Bank as Co-Documentation Agents and agrees that the Co-Documentation Agents shall have no duties or obligations as such to any Lender or any Loan Party under any Loan Documents.  Each Lender hereby designates JPMorgan Chase Bank, N.A. and Fifth Third Bank, N.A. as Co-Syndication Agents and agrees that the Co-Syndication Agents shall have no duties or obligations as such to any Lender or any Loan Party under any Loan Documents.

                           ARTICLE X

MISCELLANEOUS

Section 10.1 Notices.
              (a) Written Notices.

(i) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower:	Healthways, Inc. 701 Cool Springs Boulevard Franklin, Tennessee 3706 Attention: Alfred Lumsdaine, Senior Vice President, Chief Accounting Officer and Controller Facsimile Number: (615) 665-7715
To the Administrative Agent:	SunTrust Bank 303 Peachtree Street, N. E./ 25th Floor Atlanta, Georgia 30308 Attention: Agency Services Facsimile Number: (404) 724-3879
With a copy to:	SunTrust Bank 303 Peachtree Street, N.E. Atlanta, Georgia 30308 Attention: Healthways Account Manager Facsimile Number: (404) 588-749
To SunTrust Bank as Issuing Bank:	SunTrust Bank 25 Park Place, N.E. Mail Code: 3706 Atlanta, Georgia 30303 Attention: Jon Conley Facsimile Number: (404) 588-8129
To the Swingline Lender:	SunTrust Capital Markets, Inc. 303 Peachtree Street, N. E./ 25th Floor Atlanta, Georgia 30308 Attention: Agency Services Facsimile Number: (404) 724-3879
To any other Lender:	the address set forth in the Administrative Questionnaire or the Assignment and Acceptance executed by such Lender

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mails or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent, any Issuing Bank or the Swingline Lender shall not be effective until actually received by such Person at its address specified in this Section.

                      (ii)           Any agreement of the Administrative Agent, the Issuing Banks and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent, the Issuing Banks and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent, the Issuing Banks and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent, the Issuing Banks or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent, the Issuing Banks and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, the Issuing Banks and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent, the Issuing Banks and the Lenders to be contained in any such telephonic or facsimile notice.

(b)           Electronic Communications.  Notices and other communications to the Administrative Agent, the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites).  Without limiting the foregoing, such notices and other communications shall be deemed to have been delivered when the Borrower provides notice to the Administrative Agent by e-mail that such materials are posted on the website of the Securities and Exchange Commission at www.sec.gov or on another website accessible to the Administrative Agent.  The Borrower agrees that the Administrative Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrower or any of its Subsidiaries or any other materials or matters relating to this Agreement or any of the transactions contemplated hereby, available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system.  The foregoing shall not apply to notices under Section 5.2 nor shall the foregoing apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

Section 10.2 Waiver; Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b) No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders or the Borrower and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment or waiver shall: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.22(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders”, “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender, (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement without the written consent of each Lender, (vii) release all or substantially all collateral (if any) securing any of the Obligations without the written consent of each Lender or (viii) amend, waive or change the allocation of prepayments set forth in Section 2.13(e) or Section 8.2 without the consent of the holders of more than 50% of the aggregate outstanding Term Loans and the Required Revolving Lenders; provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or the Issuing Bank without the prior written consent of such Person.  Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.3), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

Section 10.3 Expenses; Indemnification.

(a) The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses (including the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Administrative Agent, any Issuing Bank or any Lender (provided that the Borrower shall not be obligated to pay fees and expenses for more than one counsel, other than special local counsel, for the Lenders) in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through Syntrak or any other Internet or intranet website, except as a result of such Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment.

(c) The Borrower shall pay, and hold the Administrative Agent, each Issuing Bank and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Administrative Agent, each Issuing Bank and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d) To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent, an Issuing Bank or the Swingline Lender under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such.

(e) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof.

(f) All amounts due under this Section shall be payable promptly after written demand therefor.

Section 10.4 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).

(b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans and LC Exposure at the time owing to it); provided, that (i) except in the case of (x) an assignment of a Revolving Commitment to a Lender or (y) an assignment of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund, each of the Borrower and the Administrative Agent must give their prior written consent (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire amount of the assigning Lender’s Commitment or Loan hereunder or an assignment while an Event of Default has occurred and is continuing, the amount of the Commitment or Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (unless the Borrower and the Administrative Agent shall otherwise consent), (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, except that this clause (iii) shall not prohibit any Lender from assigning all or a part of its rights and obligations in any Tranche of Loans without a pro rata assignment of its rights and obligations under any other Tranche; (iv) the assigning Lender and the assignee shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee payable by the assigning Lender or the assignee (as determined between such Persons) in an amount equal to $3,500 (unless waived by the Administrative Agent) and (v) such assignee, if it is not a Lender, shall deliver a duly completed Administrative Questionnaire to the Administrative Agent; provided, that any consent of the Borrower otherwise required hereunder shall not be required in connection with the initial syndication of the Loans or if an Event of Default has occurred and is continuing; provided, further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof from the Administrative Agent. Upon the execution and delivery of the Assignment and Acceptance and payment by such assignee to the assigning Lender of an amount equal to the purchase price agreed between such Persons, such assignee shall become a party to this Agreement and any other Loan Documents to which such assigning Lender is a party and, to the extent of such interest assigned by such Assignment and Acceptance, shall have the rights and obligations of a Lender under this Agreement, and the assigning Lender shall be released from its obligations hereunder to a corresponding extent (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.3. Upon the consummation of any such assignment hereunder, the assigning Lender, the Administrative Agent and the Borrower shall make appropriate arrangements to have new notes issued if so requested by either or both the assigning Lender or the assignee. Any assignment or other transfer by a Lender that does not fully comply with the terms of this clause (b) shall be treated for purposes of this Agreement as a sale of a participation pursuant to clause (c) below.  Contemporaneous assignments by or to related Approved Funds shall be treated as a single assignment for purposes of the minimum assignment amount and processing fees provided in this subsection.

(c) Any Lender may at any time, without the consent of the Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment, the Loans owing to it and its LC Exposure); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of its obligations hereunder, and (iii) the Borrower, the Administrative Agent, the Swingline Lender, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement between such Lender and the Participant with respect to such participation shall provide that such Lender shall retain the sole right and responsibility to enforce this Agreement and the other Loan Documents and the sole right to approve any amendment, modification, consent or waiver regarding this Agreement and the other Loan Documents; provided, that such participation agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification, consent or waiver regarding this Agreement described in the first proviso of Section 10.2(b) that affects the Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 to the same extent as if it were a Lender hereunder and had acquired its interest by assignment pursuant to paragraph (b); provided, that no Participant shall be entitled to receive any greater payment under Sections 2.19, 2.20 and 2.21 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of such participation is made with the Borrower’s prior written consent. To the extent permitted by law, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.22 as though it were a Lender, provided, that such Participant agrees to share with the Lenders the proceeds thereof in accordance with Section 2.22 as fully as if it were a Lender hereunder, further provided that no Participant shall be entitled to receive any greater payment under Section 2.22 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of such participation is made with the Borrower's prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.21 unless the Borrower is notified of such participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.21(e) as though it were a Lender hereunder.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and its notes (if any) to secure its obligations to a Federal Reserve Bank without complying with this Section; provided, that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  Further, and notwithstanding anything to the contrary contained herein, any Lender that is an Approved Fund may create a security interest in all or any portion of the Loans owing to it and the related notes, if any, held by it to the trustee for holders of obligations owed by such Approved Fund or to other holders of obligations owed, or securities issued, by such Approved Fund as security for such obligations or securities; provided that unless and until such trustee or holder actually becomes a Lender in compliance with the other provisions of clause (b) of this Section, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents, (ii) such trustee or holder shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee or holder may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise (unless such trustee or holder has complied with the requirements of clause (b) of this Section).

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of any Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State.  Notwithstanding anything to the contrary in this Section, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. As this Section 10.4(e) applies to any particular SPV, this Section may not be amended without the written consent of such SPV.

(f) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans, Extended Revolving Credit Exposure and Non-Extended Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.  The entries in the Register shall be presumed correct, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrower’s agent solely for tax purposes and solely with respect to the actions described in this Section 10.4(f), and the Borrower hereby agrees that, to the extent SunTrust Bank serves in such capacity, SunTrust Bank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

Section 10.5 Governing Law; Jurisdiction; Consent to Service of Process.

(a) In accordance with Sections 5-1401 and 5-1402 of the New York General Obligations Law, this Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court of the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York County and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York court or, to the extent permitted by applicable law, such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding  that is not subject to further appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section and brought in any court referred to in paragraph (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.6 WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.7 Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender or Issuing Bank to or for the credit or the account of the Borrower against any and all Obligations held by such Lender or Issuing Bank, as the case may be, irrespective of whether such Lender or Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured. Each Lender and Issuing Bank agree promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender or Issuing Bank, as the case may be; provided, that the failure to give such notice shall not affect the validity of such set-off and application.  Each Lender and Issuing Bank agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower or any of its Subsidiaries to such Lender or Issuing Bank.

Section 10.8 Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent, the Lead Arrangers or any of their Affiliates constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.  Delivery of executed signature pages to any Loan Document by facsimile or electronic mail transmission shall be effective as delivery of manually executed counterparts thereof.

Section 10.9 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.19, 2.20, 2.21, 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein and in the certificates, reports, notices and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans and the issuance of the Letters of Credit.

Section 10.10 Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11 Confidentiality. Each of the Administrative Agent, each Issuing Bank and each Lender agrees to take normal and reasonable precautions to maintain the confidentiality of any information designated in writing as confidential and provided to it by the Borrower or any Subsidiary, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, any such Issuing Bank or any such Lender, including accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority having jurisdiction, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Administrative Agent, any Issuing Bank, any Lender or any Related Party of any of the foregoing on a nonconfidential basis from a source other than the Borrower, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to provisions substantially similar to this Section, to any pledgee referred to in Section 10.4(d), or any actual or prospective assignee or Participant, or (vii) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

Section 10.12 Interest and Loan Charges Not to Exceed Maximum Amounts Allowed by Law. Anything in this Agreement, the Security Documents or any of the other Loan Documents to the contrary notwithstanding, in no event whatsoever, whether by reason of advancement of proceeds of the Loans, acceleration of the maturity of the unpaid balance of the Loans or otherwise, shall the interest and loan charges agreed to be paid to any Lender for the use of the money advanced or to be advanced hereunder exceed the maximum amounts collectible under applicable laws in effect from time to time. It is understood and agreed by the parties that, if for any reason whatsoever the interest or loan charges paid or contracted to be paid by Borrower in respect of the Loans shall exceed the maximum amounts collectible under applicable laws in effect from time to time, then ipso facto, the obligation to pay such interest and/or loan charges shall be reduced to the maximum amounts collectible under applicable laws in effect from time to time, and any amounts collected by any Lender that exceed such maximum amounts shall be applied to the reduction of the principal balance of the Loans and/or refunded to Borrower so that at no time shall the interest or loan charges paid or payable in respect of the Loans exceed the maximum amounts permitted from time to time by applicable law.

Section 10.13 U.S. Patriot Act Notification.  The Administrative Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.

Section 10.14 Location of Closing.  Each Lender acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement to the Administrative Agent, c/o King & Spalding LLP, 1185 Avenue of the Americas, New York, New York  10036.  Borrower acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement and each other Loan Document, together with all other documents, instruments, opinions, certificates and other items required under Section 3.1, to the Administrative Agent, c/o King & Spalding LLP, 1185 Avenue of the Americas, New York, New York  10036.  All parties agree that closing of the transactions contemplated by this Credit Agreement has occurred in New York.

Section 10.15 Amendment and Restatement.  Effective upon satisfaction of the conditions set forth in Section 3.1, this Agreement amends, restates, supersedes and replaces the Existing Credit Agreement in its entirety.  This Agreement constitutes an amendment and restatement of the Existing Credit Agreement and is not, and is not intended by the parties to be, a novation of the Existing Credit Agreement.  All rights and obligations of the parties shall continue in effect, except as otherwise expressly set forth herein.  Without limiting the foregoing, no Default or Event of Default existing under the Existing Credit Agreement as of the Fourth Restatement Date shall be deemed waived or cured by this amendment and restatement thereof, except to the extent that such Default or Event of Default would not otherwise be a Default or Event of Default hereunder after giving effect to the provisions hereof.  The Revolving Commitments of the Lenders under this Agreement after giving effect to this amendment and restatement are set forth on Schedule II.  All references in the other Loan Documents to the Credit Agreement shall be deemed to refer to and mean this Agreement, as the same may be further amended, supplemented, and restated from time to time.

Section 10.16 Currency Conversion.  All payments under this Agreement or any other Loan Document shall be made in Dollars, except for Reimbursement Obligations with respect to Letters of Credit issued in any Acceptable Currency other than Dollars, which shall be repaid, including interest thereon, in such Acceptable Currency.  If any payment by the Borrower or the proceeds of any collateral shall be in a currency other than the currency required hereunder, such amount shall be converted into the currency required hereunder at the rate reasonably determined by the Administrative Agent or the Issuing Bank, as applicable, as the rate quoted by it in accordance with methods customarily used by such Person for such or similar purposes as the spot rate for the purchase by such Person of the required currency with the currency of actual payment through its principal foreign exchange trading office (including, in the case of the Administrative Agent, any Affiliate) at approximately 11:00 A.M. (local time at such office) two Business Days prior to the effective date of such conversion, provided that the Administrative Agent or the Issuing Bank, as applicable, may obtain such spot rate from another financial institution actively engaged in foreign currency exchange if the Administrative Agent or the Issuing Bank, as applicable, does not then have a spot rate for the required currency.  The parties hereto hereby agree, to the fullest extent that they may effectively do so under applicable law, that (i) if for the purposes of obtaining any judgment or award it becomes necessary to convert from any currency other than the currency required hereunder into the currency required hereunder any amount in connection with the Obligations, then the conversion shall be made as provided above on the Business Day before the day on which the judgment or award is given, (ii) in the event that there is a change in the applicable conversion rate prevailing between the Business Day before the day on which the judgment or award is given and the date of payment, the Borrower will pay to the Administrative Agent, for the benefit of the Issuing Banks and Lenders, such additional amounts (if any) as may be necessary to assure that the amount paid on such date is the amount in such other currency, which when converted at the conversion rate described herein on the date of payment, is the amount then due in the currency required hereunder, and (iii) any amount due from the Borrower under this Section 10.16 shall be due as a separate debt and shall not be affected by judgment or award being obtained for any other sum due.

Section 10.17 Exchange Rates.

(a)           Determination of Exchange Rates.  Not later than 11:00 a.m. on each Calculation Date or upon the occurrence of an Event of Default, if any Letters of Credit are outstanding on such date in any Acceptable Currency other than Dollars, the Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date with respect to such Acceptable Currency as applicable and (ii) give notice thereof to the Lenders and the Borrower.  The Exchange Rate so determined shall become effective on the first Business Day immediately following the relevant Calculation Date or upon the occurrence of an Event of Default (a “Reset Date”), as the case may be, and shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than Section 10.16 or any other provision expressly requiring the use of a more current Exchange Rate) be the Exchange Rate employed in determining the Dollar Equivalent of any amounts of such Acceptable Currency (as applicable).

(b)           Notice of Foreign Currency Letters of Credit.   Not later than 11:00 a.m. on each date on which any Letter of Credit denominated in an Acceptable Currency other than Dollars is made or issued, the Administrative Agent shall (i) determine the Dollar Equivalent of the aggregate principal amounts of the Letters of Credit denominated in Acceptable Currencies other than Dollars and (ii) notify the Lenders and the Borrower of the results of such determination.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SCHEDULE I

PRICING GRID

PART A.                      PRICING GRID FOR NON-EXTENDED REVOLVING COMMITMENTS

(Basis Points Per Annum)	Non-Extended Revolving Commitments
	Consolidated Total Funded Debt to Consolidated EBITDA
	Level I	Level II	Level III	Level IV	Level V	Level VI
	< 1.00x	>1.00x & < 1.50x	>1.50x & <2.00x	>2.00x & <2.50x	>2.50x & <3.00x	>3.00x
Eurodollar Rate Margin for Non- Extended Revolving Loans	87.5	100.0	125.0	150.0	162.5	175.0
Base Rate Margin for Non-Extended Revolving Loans	0.0	0.0	0.0	0.0	0.0	25.0
Applicable Percentage for Commitment Fee	15.0	17.5	22.5	25.0	27.5	30.0

PART B.                      PRICING GRID FOR EXTENDED REVOLVING COMMITMENTS

(Basis Points Per Annum)	Extended Revolving Commitments
	Consolidated Total Funded Debt to Consolidated EBITDA
	Level I	Level II	Level III	Level IV	Level V	Level VI
	< 1.00x	>1.00x & < 1.50x	>1.50x & <2.00x	>2.00x & <2.50x	>2.50x & <3.00x	>3.00x
Eurodollar Rate Margin for Extended Revolving Loans and Applicable Percentage for Letter of Credit Fee	187.5	200.0	225.0	250.0	262.5	275.0
Base Rate Margin for Extended Revolving Loans	37.5	50.0	75.0	100.0	112.5	125.0
Applicable Percentage for Commitment Fee	27.5	30.0	35.0	37.5	40.0	42.5

SCHEDULE II

COMMITMENT AMOUNTS

Lender	Non-Extended Revolving Commitment	Extended Revolving Commitment
SunTrust Bank	$0	$50,000,000
JPMorgan Chase Bank, N.A.	$0	$40,000,000
Fifth Third Bank, N.A.	$0	$40,000,000
Regions Bank	$0	$35,000,000
U.S. Bank National Association	$0	$50,000,000
PNC Bank, National Association, successor to National City Bank, N.A.	$0	$30,000,000
Bank of America, N.A.	$0	$40,000,000
United Overseas Bank Limited, New York Agency	$25,000,000	$0
Union Bank of California, N.A.	$0	$25,000,000
First Tennessee Bank N.A.	$0	$20,000,000
Commerzbank AG, New York and Grand Cayman Branches	$20,000,000	$0
The Bank of Nashville	$10,000,000	$0
Branch Banking & Trust Company	$0	$15,000,000

Exhibit B

COMMITMENT AMOUNTS

Lender	Revolving Commitment under Existing Credit Agreement	Non-Extended Revolving Commitment	Extended Revolving Commitment
SunTrust Bank	$50,000,000	$0	$50,000,000
JPMorgan Chase Bank, N.A.	$40,000,000	$0	$40,000,000
Fifth Third Bank, N.A.	$40,000,000	$0	$40,000,000
Regions Bank	$35,000,000	$0	$35,000,000
U.S. Bank National Association	$50,000,000	$0	$50,000,000
PNC Bank, National Association, successor to National City Bank, N.A.	$30,000,000	$0	$30,000,000
Bank of America, N.A.	$40,000,000	$0	$40,000,000
United Overseas Bank Limited, New York Agency	$25,000,000	$25,000,000	$0
Union Bank of California, N.A.	$25,000,000	$0	$25,000,000
First Tennessee Bank N.A.	$20,000,000	$0	$20,000,000
Commerzbank AG, New York and Grand Cayman Branches	$20,000,000	$20,000,000	$0
The Bank of Nashville	$10,000,000	$10,000,000	$0
Branch Banking & Trust Company	$15,000,000	$0	$15,000,000